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                                                                     EXHIBIT 2.1

                       EQUITY INTEREST PURCHASE AGREEMENT

        This Equity Interest Purchase Agreement (this "Agreement") is entered into as of this 2nd day of June, 2000 by and among Steven Watts, an individual, Allen Shaw, an individual, Gordon Gray, Jr., an individual, Gordon Gray 1956 Living Trust, f/b/o Gordon Gray, Jr., a North Carolina trust (the "Gordon Gray Trust"), Centennial Broadcasting Nevada, Inc., a North Carolina corporation ("Centennial Nevada"), Centennial Broadcasting, LLC, a North Carolina limited liability company ("Centennial Broadcasting"), Centennial Broadcasting License, LLC, a North Carolina limited liability company (the "Centennial License") (Centennial Nevada, Centennial Broadcasting and Centennial License, collectively, the "Centennial Entities"), and Beasley FM Acquisition Corp., a Delaware corporation ("Buyer").

                                   BACKGROUND:

        The Gordon Gray Trust and Gordon Gray, Jr., collectively, own all the capital stock of Centennial Nevada. Steven Watts, Allen Shaw, Gordon Gray, the Gordon Gray Trust and Centennial Nevada own all the membership interests in Centennial Broadcasting. Centennial Broadcasting owns all the membership interests in Centennial License, which holds certain authorizations issued by the Federal Communications Commission (the "Commission" or "FCC") relating to the operation of radio broadcast stations KSTJ(FM), 105.5 MHz, Boulder City, Nevada; KKLZ(FM), 96.3 MHz, Las Vegas, Nevada; KJUL(FM), 104.3 MHz, North Las Vegas, Nevada; WBYU(AM), 1450 kHz, New Orleans, Louisiana; KMEZ(FM), 102.9 MHz, Belle Chasse, Louisiana; and WRNO-FM, 99.5 MHz, New Orleans, Louisiana (together the "Stations"). Centennial Broadcasting owns certain assets used or held for use in connection with the operation of the Stations.

        In reliance upon the covenants, representations, warranties and agreements set forth herein, and subject to the terms and conditions contained herein, Steven Watts, Allen Shaw, Gordon Gray, and The Gordon Gray Trust (together "Sellers") desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the stock of Centennial Nevada (the "Shares") and all of the membership interests in Centennial Broadcasting other than the membership interest held by Centennial Nevada (such interests, the "Purchased Membership Interests") (the Shares and the Purchased Membership Interests, the "Equity Interests") (such purchase and sale, the "Transaction").

        Accordingly, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

                                   ARTICLE I.
                      PURCHASE AND SALE OF EQUITY INTERESTS

        1.1     Purchase and Sale of Equity Interests; Preliminary Transactions.

                1.1.1 Upon the terms and subject to the conditions contained herein, on the Closing Date, Sellers will sell, convey and transfer their respective Equity Interests to Buyer, and Buyer will purchase and acquire from Sellers, the Equity Interests, free and clear of all debts,


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charges, mortgages, deeds of trust, pledges, judgments, trusts, adverse claims, liabilities, collateral assignments, leases, easements, covenants, hypothecations, encumbrances, security interests, other liens of any kind or any other impairments of title ("Liens").

                1.1.2 At least one day prior to the conveyance of Equity Interests pursuant to Section 1.1.1, the Sellers shall take all actions necessary to ensure that, as of the time of such conveyance, (i) the Assets (as defined below) and the Assumed Liabilities are held by Centennial Broadcasting or Centennial License and (ii) the Excluded Assets and the Retained Liabilities are held by Sellers and/or their affiliates other than the Centennial Entities (the "Preliminary Transfers"); provided that the obligations and liabilities of the Centennial Entities under their senior and subordinated credit facilities and the obligations and liabilities to those persons on Schedule 1.5.11 may be satisfied and extinguished on the Closing Date. Sellers will consult with Buyer as to the method of effecting the Preliminary Transfers and will comply with the reasonable requests of Buyer concerning the form of the Preliminary Transfers.

        1.2 Assets. The "Assets" shall mean all of the assets used, held for use in or arising out of the operation of the Stations, other than the Excluded Assets, including, without limitation, the following:

                1.2.1 All licenses, permits, permissions and other authorizations issued to any of the Centennial Entities for the operation of the Stations by the Commission or any other governmental agencies, including, but not limited to, those listed on Schedule 1.2.1 and the right to use the Stations' call letters (the "Station Licenses"), and all applications for modification, extension or renewal thereof, and any applications for any new licenses, permits, permissions or authorizations pending on the Closing Date, including, but not limited to, those listed on Schedule 1.2.1 (the "Station Applications").

                1.2.2 All the fixed and tangible personal property used or held for use in the operation of each of the Stations including, but not limited to, the transmitters, towers, ground system and studio equipment listed on
Schedule 1.2.2 together with any replacements, improvements, or additions thereto made between the date hereof and the Closing Date (the "Station Equipment").

                1.2.3 All rights of the Centennial Entities under (a) all agreements, contracts or leases described on Schedule 1.2.3 (including, without limitation, rights to deposits under leases or held by utilities or others, and cash held by the Centennial Entities as deposits under leases under which one or more of the Centennial Entities is the lessor), and (b) such other contracts, agreements or leases entered into between the date hereof and the Closing Date
(i) with the written consent of Buyer, or (ii) in accordance with Section 4.11 or Scheule 4.19 of this Agreement. (collectively, the "Contracts").

                1.2.4 All right, title and interest in the real property used or held for use or necessary in the operation of the Stations and owned, leased, or licensed by the Centennial Entities or their affiliates, as described in
Schedule 1.2.4, or acquired for the benefit of the Stations by Centennial Entities or their affiliates with the written consent of Buyer between the date of this Agreement and Closing Date (the "Real Property").



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                1.2.5   All of the Centennial Entities' or their affiliates'
rights in the Stations' call signs, copyrights, patents, trademarks, trade names, slogans, logos, service marks, computer software, magnetic media, data processing files, systems and programs, business lists, trade secrets, sales and operating plans, all goodwill of the Stations and other similar intangible property rights used or held for use in the operation of the Stations, including but not limited to the intangible property identified on Schedule 1.2.5 (the "Intangible Property").

                1.2.6 All records, including but not limited to all books of account, customer lists, supplier lists, computer programs and software, employee personnel files, local public inspection file materials, engineering data, logs, programming records, consultants' reports, ratings reports, budgets, marketing and demographic data, financial reports and projections, lists of advertisers, promotional materials, and sales, operating and business plans, relating to or used in the operation of the Stations or necessary or desirable to show compliance with any law or regulation applicable to the Stations or the operation of the Stations and not pertaining solely to Sellers' personal financial affairs or their other financial interests (the "Station Records").

                1.2.7 All cash, cash equivalents, prepaid expenses, accounts receivable and other current assets.

        1.3     Excluded Assets. The "Excluded Assets" shall mean:

                1.3.1 The assets used or held for use in the operation of radio broadcast station WOSN(FM), Indian River Shores, Florida, or if such assets are disposed prior to the Closing, the proceeds therefrom;

                1.3.2 Centennial Broadcasting's ownership interest in CenPro, LLC, a North Carolina limited liability company;

                1.3.3 The tangible assets, software licenses and company-developed software (the "Company-Developed Software") located at 3825 Forrestgate Drive, Winston-Salem North Carolina (with copies of the general ledger and budgeting software included in the Company-Developed Software to be made available to Buyer on an "as is" basis and with appropriate merchantability and fitness for a particular purpose warranty disclaimers, all as more particularly described in Section 10.19 below);

                1.3.4   Any Employee Plan and the assets thereof.

                1.3.5 Subject to the provisions of Section 7.4, any and all insurance policies held by the Centennial Entities;

                1.3.6 Any contracts, leases, commitments, or agreements not included among the Contracts; and

                1.3.7 The corporate names and corporate logos of the Centennial Entities, including, without limitation, all rights in the name "Centennial" and the logo shown on Schedule 1.3.7.



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        1.4     Assumed Liabilities. The "Assumed Liabilities" shall mean (i)
the liabilities that accrue under the Contracts on and after the Closing Date and (ii) the liabilities and obligations that arise with respect to events occurring after the effective time of the Closing relating to operation of the Stations and ownership of the Assets; provided, however, that the "Assumed Liabilities" shall not include any liabilities or obligations that arise outside of the ordinary course of business during the time on the Closing Date that the operations of the Stations are under the effective control of the Sellers.

        1.5 Retained Liabilities. The "Retained Liabilities" shall mean any liabilities, obligations, commitments or responsibilities of the Centennial Entities other than the Assumed Liabilities including, without limitation:

                1.5.1 Any obligations or liabilities under any contract, agreement or lease not included in the Contracts;

                1.5.2 Any obligations or liabilities under the Contracts relating to the period prior to the Closing;

                1.5.3 Any obligations or liabilities relating to or arising out of any claims or pending litigation proceedings to the extent arising out of events first occurring on or prior to the Closing Date;

                1.5.4 Any liabilities or obligations that arise outside of the ordinary course of business during the time on the Closing Date that the operations of the Stations are under the effective control of the Sellers;

                1.5.5 Any obligations or liabilities relating to the ownership or operation of radio broadcast station WOSN(FM), Indian River Shores, Florida;

                1.5.6 Any obligations or liabilities of the Centennial Entities under any agreement or arrangement, written or oral, with salaried or non-salaried employees of the Stations for periods prior to the Closing Date;

                1.5.7 Any obligations or liabilities to any employee of the Stations for accrued commissions, vacation time or sick leave for periods prior to the Closing Date;

                1.5.8 Any obligations or liabilities relating to the employment and/or termination of the Terminated Employees;

                1.5.9 Any obligations of any of the Centennial Entities under capitalized leases entered into prior to the Closing Date;

                1.5.10 All obligations and liabilities associated with any Employee Plan and the Centennial Broadcasting LLC Capital Bonus Plan;

                1.5.11 The liability to pay those amounts to those persons identified on Schedule 1.5.11;



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                1.5.12  If any Contract requires the consent of third parties for consummation of the Transaction, but (i) such consent has not been obtained as of the Closing Date, as required by Section 5.2.7, and (ii) in the case of Material Contracts, Buyer waives such condition precedent to the Closing in its sole discretion, then Buyer shall assume the Centennial Entities' obligations under such Contract only for the period after Closing during which Buyer receives the benefits to which the Centennial Entities are currently entitled under such Contract (unless consent is subsequently obtained and such delay has not prejudiced Buyer, and unless the failure of Buyer to receive benefits under such Contract is due to Buyer's failure to perform the Centennial Entities' obligations thereunder after Closing);

                1.5.13 Any liability of any of the Centennial Entities for Taxes that accrue or are payable by the Centennial Entities (x) in respect of any taxable periods that end on or before the Closing Date and (y) for any taxable period that begins before the Closing Date and ends thereafter, to the extent that such Taxes are attributable to the portion of such period ending on the Closing Date under the terms of Section 9.1.7, in each case to the extent such Taxes are not reflected in the calculation of the Final Net Working Capital Amount after the adjustment (if any) under Section 1.8.1(c); and

                1.5.14 Any liability under any future settlement agreement between TeleMedia Company of Sourthern California, LLC and Centennial.

        1.6     Purchase Price.

        The aggregate purchase price for the Equity Interests shall be: (i) One Hundred Thirty-Two Million Two Hundred Seventy-Five Thousand Dollars ($132,275,000) (the "Base Price"), plus (ii) the Net Working Capital Amount (which may be positive or negative) determined in accordance with Section 1.8.1; plus (iii) in accordance with Buyer's election as to the form of the payment for the Purchase Price, either the Stock Price Adjustment Amount (which may be positive or zero) or the Cash Payment Adjustment Amount, in either case as determined in accordance with Section 1.8.2; plus (iv) the KSTJ Upgrade Adjustment Amount (which may be positive or zero) determined in accordance with
Section 1.8.3 (collectively, the "Purchase Price"). Buyer shall have the option, in its sole discretion, either to pay Fifteen Million Dollars ($15,000,000) of the Purchase Price in the form of the Class A common stock of Beasley Broadcast Group, Inc. (the "BBGI Class A Common Stock"), and the remainder of the Purchase Price in cash, or to pay all of the Purchase Price in cash, all as described herein. Buyer shall notify Sellers in writing of Buyer's election as to the form of payment of the Purchase Price within seventy-five (75) days after the parties have filed the Transfer Applications. If Buyer elects to pay a portion of the Purchase Price in the form of BBGI Class A Common Stock, the number of shares of BBGI Class A Common Stock to be issued as the above-described portion of the Purchase Price shall be calculated based upon the average closing price (as reported on the Nasdaq National Market) during the 30 days prior to the date that is two days prior to the Closing Date. Sellers will provide Buyer within five (5) days prior to the Closing Date the names of the Sellers who will receive BBGI Class A Common Stock, and the number of shares to be issued to each. The cash portion of the Purchase Price shall be paid to Seller Representative.

        1.7     Closing.



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                1.7.1   The consummation of the purchase and sale of the Equity
Interests (the "Closing") shall take place on a date mutually agreeable to Buyer and Sellers within fifteen (15) business days after the later of (i) the date that the Commission's action granting its consent to the Transfer Applications has become a Final Order, or, upon mutual agreement of the Buyer and Sellers, the date of the Commission's action granting its consent and (ii) the date on which the applicable waiting period under the HSR Act has expired or been earlier terminated without receipt of any second or subsequent request for information from the Department of Justice or Federal Trade Commission, or the time period for further action by such agencies following any such second or subsequent request for information shall have passed, and there shall have been neither any commencement of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the Transaction, nor any written notice from such governmental authority of a decision to commence such litigation, which has not been withdrawn or otherwise resolved (the day on which the Closing takes place being referred to herein as the "Closing Date"); provided, however, that the Closing shall occur no later than December 31, 2000 (the "Upset Date"). The Closing shall be effective as of 12:00 a.m. Washington, D.C. time on the Closing Date. The Closing shall take place on the Closing Date at (i) the offices of Buyer's counsel in Washington, D.C., commencing at 10:00 a.m. EST or (ii) such other mutually acceptable time or place. If, as of the Closing Date, any condition precedent described in Article V has not been satisfied, the party that is entitled to require that such condition be satisfied may (in its sole discretion) notify the other party of the absence of such condition precedent at or before the Closing and simultaneously therewith postpone the Closing until a date ten (10) days after all such conditions have been (or are able to be) performed, and such postponed date shall constitute the new Closing Date for all purposes hereunder except that such postponed closing date shall occur no later than the Upset Date. Each of the parties shall use all commercially reasonable efforts to obtain any FCC authority necessary to schedule the Closing Date as contemplated in this Section.

                1.7.2 At the Closing, Sellers and the Centennial Entities shall deliver or cause to be delivered to Buyer:

                (a) One or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank;

                (b) A duly authorized, executed and delivered Membership Interest Assignment Agreement in the form of Exhibit A evidencing the assignment and transfer by the Sellers of the Purchased Membership Interests to Buyer pursuant to this Agreement;

                (c) A certificate executed by the Sellers and the Centennial Entities attesting to their compliance with the matters set forth in Sections 5.2.1, 5.2.2 and 5.2.3 together with (i) certified copies of the Articles of Incorporation or Articles of Organization of the Centennial Entities and (ii) appropriate evidence of the Centennial Entities' authorization to enter into and consummate this Agreement;

                (d) An opinion of the Centennial Entities' corporate and FCC counsel, dated the Closing Date, reasonably satisfactory in form and substance to counsel



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for Buyer, subject to customary assumptions and qualifications and to be for the benefit of and to be relied upon by Buyer and the lenders listed in Buyer's senior credit facility then in effect (who shall be named in the opinion letter);

                (e)     The affidavit described in Section 2.20;

                (f) Non-solicitation Agreements executed in original by each of Steven Watts, Allen Shaw, and Gordon Gray and in the form of Exhibit C (the "Non-solicitation Agreements");

                (g) A duly authorized, executed and delivered Employment Agreement for Allen Shaw in the form of Exhibit D;

                (h) A duly executed and delivered Indemnification Escrow Agreement in the form of Exhibit E;

                (i) The written resignations of the officers, directors, advisory board members and all similar officeholders of the Centennial Entities as set forth in Section 4.12, which resignations shall be effective at the Closing (assuming Buyer elects one or more duly qualified directors to replace such resigning directors at the Closing) and shall be in form and substance satisfactory to Buyer;

                (j) Payoff letters together with copies of UCC-3 termination statements executed by the Centennial Entities' senior and subordinated lenders, such payoff letters including commitments to file the UCC-3 termination statements following receipt of the payoff amounts as soon as practicable following the Closing and such other documents and instruments as may be reasonably necessary to evidence that the Assets at Closing are free and clear of all Liens; and

                (k) The Required Consents and any other consents required under the Contracts in connection with the consummation of the Transaction as Sellers and the Centennial Entities shall have obtained.

                1.7.3 At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

                (a) If Buyer elects to pay a portion of the Purchase Price in BBGI Class A Common Stock, stock certificates evidencing the number shares of the BBGI Class A Common Stock called for under Section 1.6, in denominations and registered in such names as designated in the instructions to be delivered to Buyer pursuant to Section 1.6, less the stock certificates to be delivered to the escrow agent under the Indemnification Escrow Agreement pursuant to Section
6.1.6 hereof;

                (b) The Base Price, plus the Estimated Net Working Capital Amount (which amount may be positive or negative), minus Five Million Dollars ($5,000,000), if Buyer elects to pay the Purchase Price entirely in cash (which amount shall be placed in Escrow pursuant to the Indemnification Escrow Agreement), minus the



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amount to be paid to certain third parties pursuant to the written instructions described in Section 4.21, and either minus Fifteen Million Dollars ($15,000,000) if Buyer elects to pay a portion of the Purchase Price in BBGI Class A Common Stock or plus the Cash Payment Adjustment Amount if Buyer does not so elect, in all cases, by intra-bank transfer or wire transfer of immediately available funds to an account or accounts designated in writing by Seller Representative;

                (c) A certificate executed by Buyer attesting to Buyer's compliance with the matters set forth in Sections 5.3.1 and 5.3.2, together with
(i) certified copies of the Certificate of Incorporation of Buyer and (ii) appropriate evidence of Buyer's authorization to enter into and consummate this Agreement;

                (d) If Buyer elects to pay a portion of the Purchase Price in BBGI Class A Common Stock, duly authorized, executed and delivered Registration Rights Agreement(s) in the form of Exhibit F;

                (e) A duly authorized, executed and delivered Employment Agreement for Allen Shaw in the form of Exhibit D;

                (f) A duly executed and delivered Indemnification Escrow Agreement in the form of Exhibit E; and

                (g) An opinion of Buyer's corporate counsel, dated the Closing Date, in form and substance reasonably satisfactory to Sellers' counsel, subject to customary assumptions and qualifications and to be for the benefit of and to be relied on by Sellers.

                1.7.4 The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be reasonably necessary for the complete implementation and consummation of this Agreement.

                1.7.5 The parties acknowledge that the Net Working Capital Amount will not be finally determinable until after Closing. Accordingly, notwithstanding anything else in this Article 1 to the contrary, for purposes of calculating the amount of the Purchase Price payable on the Closing Date, the Base Price will be increased or decreased (as applicable) by the Estimated Net Working Capital Amount (as defined in 1.8.1(a) below). After the Closing, the parties will determine the Net Working Capital Adjustment Amount, and make such payments as are provided in Section 1.8.1.

                1.7.6 The parties also acknowledge that the Stock Price Adjustment Amount will not be determinable until after Closing. Accordingly, notwithstanding anything else in this Article 1 to the contrary, for purposes of calculating the amount of the Purchase Price payable on the Closing Date, the Base Price will be not be adjusted by the Stock Price Adjustment Amount. After the Closing, the parties will determine the Stock Price Adjustment Amount, and make such payments, if any, as are provided in Section 1.8.2.

        1.8     Purchase Price Adjustments.



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                1.8.1   Net Working Capital Adjustment.

                (a) Estimated Net Working Capital Amount. Not later than five (5) business days prior to the Closing Date, Sellers and the Centennial Entities shall deliver to Buyer their good faith estimate of the Net Working Capital of the Centennial Entities as of 11:59 p.m. on the day prior to the Closing Date, which may be positive or negative (the "Estimated Net Working Capital Amount"), together with a reasonably detailed explanation of the calculation thereof. The "Net Working Capital Amount" shall mean current assets minus current liabilities. For purposes of this Agreement, in calculating Net Working Capital Amount, (i) the estimated costs required to complete capital expenditure projects classified on the accounting records of the Centennial Entities as construction in progress, as defined by the United States generally accepted accounting principles ("GAAP") as of the date of determination, shall be included as a current liability; (ii) the current assets shall be reduced by adequate reserves in accordance with GAAP (which, in the case of the accounts receivable arising from the operation of the Stations (the "Accounts Receivable"), shall include a reserve for doubtful accounts equal to Five Percent (5%) of the aggregate amount of the Accounts Receivable that were invoiced within ninety (90) days prior to the Closing Date and Thirty Percent (30%) of the aggregate amount of the Accounts Receivable that were invoiced more than ninety (90) days prior to the Closing Date); (iii) if the Trade Balance is negative, the current liabilities shall not include the first Fifty Thousand Dollars ($50,000) of such negative amount; and (iv) if the Trade Balance is positive, the current assets shall not include any portion of such positive amount. The "Trade Balance" equals the aggregate value of consideration to be received by the Stations under contracts for the sale of time on the Stations in exchange for merchandise or services ("Trade Agreements"), minus the aggregate value of the unfulfilled obligations related to such Trade Agreements, all as of 11:59 p.m. on the day prior to the Closing Date. As set forth in Section 1.7.5, the Estimated Net Working Capital Amount shall be used to calculate the amount of the Purchase Price payable at Closing.

                (b) Closing Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Buyer shall prepare and deliver to Sellers (i) a consolidated balance sheet of the Centennial Entities as of the 11:59 p.m. on the day prior to Closing Date (the "Closing Balance Sheet") and (ii) a calculation of the Net Working Capital Amount from the items reflected on the Closing Balance Sheet (the "Final Net Working Capital Amount"). The Closing Balance Sheet shall be prepared in accordance with GAAP on a consistent basis and shall fairly present the consolidated financial position of the Centennial Entities as of 11:59 p.m. on the day prior to the Closing Date.

                (c) Disputes. Upon delivery of the Closing Balance Sheet, the Centennial Entities and Buyer will provide to Sellers and their accountants full access to the books and records of the Centennial Entities, including the work papers used and produced in preparation of the Closing Balance Sheet, to the extent reasonably related to a review of the Closing Balance Sheet and the calculation of the Final Net Working Capital Amount. If Sellers disagree with the calculation of the Final Net Working Capital Amount



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or any element of the Closing Balance Sheet relevant thereto, they shall notify
Buyer of such disagreement in writing within forty-five (45) days after their receipt of the Closing Balance Sheet, which notice shall set forth in reasonable detail the particulars of such disagreement. In the event that Sellers do not provide such a notice of disagreement within such forty-five (45) day period, Sellers shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Final Net Working Capital Amount delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Sellers, Buyer and Sellers shall use their reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Final Net Working Capital Amount. If, at the end of such period, they are unable to resolve such disagreements, then the accounting firm of Arthur Andersen (or such other independent accounting firm of recognized national standing as may be mutually selected by Sellers and Buyer) (the "Auditor") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, based solely on written submissions forwarded by Buyer and Sellers to the Auditor within ten
(10) days following the Auditor's selection, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 1.8.1(b) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Final Net Working Capital Amount determination requires adjustment. The parties shall share ratably the fees and expenses of the Auditor as follows: (A) if the Auditor resolves all of the remaining items in dispute in favor of Buyer (the amount so determined is referred to herein as the "low value"), the Sellers will be responsible for all of the fees and expenses of the Auditor; (B) if the Auditor resolves all of the remaining items in dispute in favor of the Sellers (the amount so determined is referred to herein as the "high value"), Buyer will be responsible for all of the fees and expenses of the Auditor; and (C) if the Auditor resolves some of the remaining items in dispute in favor of Buyer and the rest of the remaining items in dispute in favor of the Sellers (the amount so determined is referred to herein as the "actual value"), the Sellers will be responsible for that fraction of the fees and expenses of the Auditor equal to (I) the difference between the high value and the actual value divided by (II) the difference between the high value and the low value, and Buyer will be responsible for the remainder of the fees and expenses of the Auditor. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Final Net Working Capital Amount is finally determined in accordance with this Section 1.8.1(c) is referred as to the "Determination Date."

                (d) Payment. If the Final Net Working Capital Amount is greater than the Estimated Net Working Capital Amount (such difference, the "Increase Amount"), then within five (5) days after the Determination Date, Buyer shall pay to Sellers an additional amount equal to the Increase Amount, together with interest thereon calculated from the Closing Date to the date of payment at a per annum equal to the generally prevailing prime interest rate during that period (as reported by The Wall Street Journal) plus two percent (2%) (the "Applicable Rate"). Payments due Sellers under this



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Section shall be made as directed in writing by Sellers. If the Estimated Net
Working Capital Amount is greater than the Final Net Working Capital Adjustment Amount (such difference, the "Deficit Amount"), then within five (5) days after the Determination Date, Sellers shall pay to Buyer an amount equal to the Deficit Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate.

                1.8.2 Stock Price Adjustment or Cash Payment Adjustment. If Buyer elects to pay the Purchase Price entirely in cash, the Base Price shall be increased by Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the "Cash Payment Adjustment Amount"). If Buyer elects to pay a portion of the Purchase Price in BBGI Class A Common Stock as set forth in Section 1.6, then the Purchase Price shall be adjusted by the Stock Price Adjustment Amount as set forth below:

                (a) The Stock Price Adjustment Amount shall be calculated with reference to the Calculated Value, as defined in 1.8.2(b). In the event the Calculated Value is between $0 and $6,250,000, the Stock Price Adjustment Amount shall be the aggregate amount of $6,250,000 less the Calculated Value. In the event the Calculated Value equals or exceeds $6,250,000, the Stock Price Adjustment Amount shall be zero dollars ($0). In the event that Calculated Value is equal to or less than $0, the Stock Price Adjustment Amount shall be the aggregate amount of $6,250,000.

                (b)     "Calculated Value" for this purpose shall be defined as
(i) the aggregate number of shares issued to Sellers at Closing in accordance with Section 1.6, multiplied by the highest closing share price of BBGI Class A Common Stock during the period beginning on the one-year anniversary of the Closing Date and ending six months thereafter (the "Adjustment Period") less (b) $15,000,000. For the purpose of this paragraph, "highest closing share price" means the average closing price for the period of five consecutive trading days during the Adjustment Period that would yield the highest average closing price.

                (c) Buyer shall pay the Stock Price Adjustment Amount, if any, to each of the Sellers (or their designees) in cash by the means set forth in Section 1.7.3 (b) within 10 days following the end of the Adjustment Period in proportion to the number of shares of BBGI Class A Common Stock issued to each of the Sellers at Closing.

                1.8.3 KSTJ Upgrade Adjustment. Centennial Broadcasting has entered into that certain Agreement dated as of November 24, 1999, as amended, between Centennial Broadcasting and Spectrum Scan, LLC ("Spectrum Scan") and Rodney Burbridge (the "Spectrum Scan Agreement"), a copy of which has been furnished to Buyer, pursuant to which Spectrum Scan has agreed to perform certain consulting, engineering and related services related to the improvement of the facilities of radio broadcast station KSTJ, licensed to Centennial License, with payments to Spectrum Scan, which shall not in any event exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate conditioned upon certain results to be achieved through Spectrum Scan's services, as provided in the Spectrum Scan Agreement. In connection with the performance of the Spectrum Scan Agreement, Centennial License has filed a Petition for Rule Making with the Commission that proposes to substitute Channel 274C for Channel 288C2 at Boulder City, Nevada in the Commission's Table of Allotments for FM Broadcast Stations. If the Commission grants this Petition, the Commission's grant will be evidenced by a Commission order adopting the proposed change to the Table of Allotments (the "KSTJ Upgrade Order"). Upon release of the Upgrade Order, Centennial License would be permitted to apply for Commission authorization to operate station KSTJ(FM), Boulder City, Nevada at its current main antenna tower site, or at the Arden Tower Site, on Channel 274 with an effective ERP of 100 kW. This channel change and power upgrade is referred to herein as the "KSTJ Signal Upgrade." Implementation of the KSTJ Signal Upgrade would require the purchase of certain FM radio transmission equipment, including, but not limited to, the items listed on Schedule 1.8.3 (the "Technical Facility Upgrades").

                (a) The KSTJ Upgrade Adjustment Amount shall be equal to the amount that Centennial Broadcasting has paid to Spectrum Scan as of the Closing Date in accordance with the Spectrum Scan Agreement plus the Technical Facility Expenses (as defined in Section 1.8.3(b)). Centennial Broadcasting agrees to consult in good faith with Buyer before making any payments to Spectrum Scan in accordance with the Spectrum Scan Agreement. Centennial Broadcasting shall provide Buyer, within five (5) days prior to the Closing, with a listing of payments to Spectrum Scan in accordance with the Spectrum Scan Agreement made, or to be made, by Centennial Broadcasting prior to Closing and shall provide Buyer, at or prior to Closing, with reasonable proof of such payments having been made to Spectrum Scan.

                (b) Five (5) days prior to the Closing Date, the Centennial Entities shall provide to Buyer an itemized list of the costs of the Technical Facility Upgrades made by the Centennial Entities. The itemized list shall include reasonable proof of payment and a description, in reasonable detail, of the reason for the expenditures. The out-of-pocket costs of the Technical Facility Upgrades set forth on such itemized list, up to a maximum of One Hundred Fifty Thousand Dollars ($150,000), shall be the "Technical Facility Expenses".

        1.9 Allocation. Twenty-Nine Million Nine Hundred Thousand Dollars ($29,900,000) of the Purchase Price shall be allocated to the Shares, and the remainder of the Purchase Price shall be allocated to the Purchased Membership Interests. Each of the Sellers, the Centennial Entities and Buyer agree that none of them will take a position on any income, transfer or gains tax return that is in any manner inconsistent with the terms of the allocation in the preceding sentence without the written consent of all of them.

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                           AND THE CENTENNIAL ENTITIES

        Each of the Sellers and the Centennial Entities (jointly and severally, except as specified below) make the following representations and warranties, all of which have been relied upon by Buyer in entering into this Agreement, all of which are true, correct and complete as of the date hereof, and all of which, except as otherwise specifically provided, shall be true, correct and complete in all material respects (without regard to any materiality limitation contained in any representation or warranty) as of the Closing Date with the same force and effect as if then made, except to the extent expressly made as of an earlier date.

        2.1     Organization.

                2.1.1 Centennial Entities. Centennial Nevada has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina and has the corporate power and authority to own and lease its properties and to conduct the operations of the Stations as they are now being conducted and as they are proposed to be conducted prior to Closing. Centennial Broadcasting and Centennial License each have been duly formed and each are validly existing as a limited liability company in good standing under the laws of the State of North Carolina and each has the limited liability company power and authority to own and lease its respective properties and to conduct the operations of the Stations as they are now being conducted and as they are proposed to be conducted prior to Closing. The copies of the respective articles of incorporation and bylaws or limited liability company articles of organization of the Centennial Entities previously delivered by the Centennial Entities to Buyer are true, correct and complete. Each of the Centennial Entities is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as the case may be, in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified. The address of each Centennial Entity's chief executive offices, and the locations of all tangible personal property included in the Assets are listed in Schedule 2.1. Except as set forth in Schedule 2.1, during the past five (5) years, none of the Centennial Entities have, nor to the best of any of the Sellers' knowledge, has any prior owner of any of the Stations been known by or used any corporate, partnership, fictitious or other name in the conduct of the Stations' business or in connection with the use or operation of the Assets.

                2.1.2 Gordon Gray Trust. Each of Gordon Gray, Jr. and the Gordon Gray Trust, severally and not jointly represents and warrants that the Gordon Gray Trust has been duly formed and is validly existing as a trust in good standing under the laws of the State of North Carolina and has the trust power and authority to own and hold its assets. The Gordon Gray Trust is not required to be licensed or qualified as a foreign trust in any other jurisdiction.

        2.2     Capital Stock of Centennial Nevada.

                2.2.1 General. Gordon Gray, Jr. is the sole record and beneficial owner of one share of Class A common stock, par value $1.00 per share, of Centennial Nevada, and the Gordon Gray Trust is the sole record and beneficial owner of 750 shares of Class B common stock, par value $1.00 per share, of Centennial Nevada. The Shares constitute all the authorized, issued and outstanding shares of capital stock of Centennial Nevada. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except for the Shares, there are outstanding (i) no shares of capital stock or other voting securities of Centennial Nevada, (ii) no securities of Centennial Nevada convertible into or exchangeable for shares of capital stock or other voting securities of Centennial Nevada; (iii) no subscription rights, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from Centennial Nevada, and no obligation of

Centennial Nevada to issue or sell, any shares of capital stock or other voting securities or any securities of Centennial Nevada convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of or with respect to Centennial Nevada. Gordon Gray, Jr. and the Gordon Gray Trust are, and on the Closing Date will be, the sole record and beneficial owners of the Shares.

                2.2.2 No Liens. Each of Gordon Gray, Jr. and the Gordon Gray Trust, severally and not jointly represents and warrants that the Shares owned by him or it are free and clear of any Liens, and that upon consummation of the transactions contemplated in this Agreement, Buyer will acquire good, valid and marketable title to the Shares, free and clear of all Liens.

        2.3 Membership Interests of Centennial Broadcasting. Steven Watts is a member of Centennial Broadcasting, and the capital and profits interest he holds in Centennial Broadcasting is set forth on Schedule 2.3. Allen Shaw is a member of Centennial Broadcasting, and the capital and profits interest he holds in Centennial Broadcasting is set forth on Schedule 2.3. Gordon Gray is a member of Centennial Broadcasting, and the capital and profits interest he holds in Centennial Broadcasting is set forth on Schedule 2.3. The Gordon Gray Trust is a member of Centennial Broadcasting, and the capital and profits interest it holds in Centennial Broadcasting is set forth on Schedule 2.3. Centennial Nevada is a member of Centennial Broadcasting, and the capital and profits interest it holds in Centennial Broadcasting is set forth on Schedule 2.3. The sole asset of Centennial Nevada is the membership interest in Centennial Broadcasting described in Schedule 2.3. The Purchased Membership Interests together with the membership interests owned by Centennial Nevada constitute all of the issued and outstanding membership interests of Centennial Broadcasting. The Sellers, together with Centennial Nevada, are the record and beneficial holders of one hundred percent (100%) of the capital and profits interests in Centennial Broadcasting. Other than the Sellers and Centennial Nevada and except as listed on Schedule 2.3, no other person or entity owns or holds any membership interest or other equity interest in or portion of a membership interest or portion of equity interest in, Centennial Broadcasting, including an economic interest in Centennial Broadcasting, an interest in the profits or losses of Centennial Broadcasting, an interest in the right to affect the management of Centennial Broadcasting an interest in the capital of Centennial Broadcasting or an interest in the right to receive distributions from Centennial Broadcasting. There are no contracts to which Centennial Broadcasting or any Seller is a party relating to the issuance, sale, or transfer of any membership interests, or any portions of any membership interests, in Centennial Broadcasting. There are no
(i) outstanding subscriptions, calls, commitments, warrants or options for the purchase of membership interests in, or other equity securities of, Centennial Broadcasting, or (ii) other commitments of any kind for the granting or issuance of additional membership interests or other equity securities by Centennial Broadcasting or the repurchase, redemption or other acquisition by Centennial Broadcasting of any membership interests currently outstanding. Each of the membership interests of Centennial Broadcasting that are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and are free of any preemptive or other similar rights. None of the existing membership interests of Centennial Broadcasting were issued in violation of the Securities Act or any other applicable law. Except for the Management Agreement among the Sellers, which will be terminated at or prior to the Closing, there are no equityholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the membership interests to which Centennial Broadcasting or any other person or entity is a party or by which Centennial Broadcasting or any other person or entity is bound.

        2.4 Membership Interests of Centennial License. Centennial Broadcasting is the record and beneficial holder of one hundred percent (100%) of the capital and profits interests in Centennial License. Other than Centennial Broadcasting, and except for liens in favor of the Centennial Entities' lenders which shall be removed at or prior to Closing, no other person or entity owns or holds any membership interest or other equity interest in or portion of a membership interest or portion of equity interest in, Centennial License, including an economic interest in Centennial License, an interest in the profits or losses of Centennial License, an interest in the right to affect the management of Centennial License or an interest in the right to receive distributions from Centennial License. There are no contracts to which Centennial License, any Seller or Centennial Broadcasting is a party relating to the issuance, sale, or transfer of any membership interests, or any portions of any membership interests, in Centennial License. There are no (i) outstanding subscriptions, calls, commitments, warrants or options for the purchase of membership interests in, or other equity securities of, Centennial License; or
(ii) other commitments of any kind for the granting or issuance of additional membership interests or other equity securities by Centennial License or for the repurchase, redemption or other acquisition by Centennial License of any membership interests currently outstanding. Each of the membership interests of Centennial License that are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and are free of any preemptive or other similar rights. None of the existing membership interests of Centennial License were issued in violation of the Securities Act or any other applicable law. There are no equityholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the membership interests to which Centennial License or any other person or entity is a party or by which Centennial License or any other person or entity is bound.

        2.5     Subsidiaries.

                2.5.1 Neither Centennial License nor Centennial Nevada have any Subsidiaries. The only Subsidiary of Centennial Broadcasting is Centennial License. "Subsidiary" means, with respect to any entity, a corporation or other entity of which 50% or more of the voting power or economic value of the equity securities or equity interests is owned, directly or indirectly, by such entity, or the operations of which are otherwise consolidated with those of such entity under GAAP.

                2.5.2 Schedule 2.5.2 sets forth each partnership, joint venture or other arrangement pursuant to which any of the Centennial Entities holds any interest in any person or entity that is not a Subsidiary of such Centennial Entity. Except for the membership interests in Centennial Broadcasting that are held by Centennial Nevada, and except as disclosed on
Schedule 2.5.2, none of the Centennial Entities holds any record or beneficial voting or economic interest in any other entity.

        2.6     Due Authorization.

                2.6.1 Each of the Centennial Entities has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each of the other documents or instruments related thereto or executed in connection therewith or in contemplation of the Transaction (the "Ancillary Agreements") to which it is a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by each of the Centennial Entities by all requisite corporate or limited liability company action, and no other proceeding on their parts is necessary to authorize this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Centennial Entities, and constitutes a legally valid and binding obligation of the Centennial Entities, enforceable against the Centennial Entities in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which a Centennial Entity is a party, upon being duly and validly executed and delivered by such Centennial Entity, shall constitute a legally valid and binding obligation of the respective Centennial Entity, enforceable against the respective Centennial Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                2.6.2 Each of the Sellers makes the following representations, severally and not jointly, as to himself or itself: (i) such Seller has the full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which he or it is a party and to perform all obligations to be performed by him or it hereunder and thereunder; (ii) the Gordon Gray Trust has validly authorized and approved the execution and delivery of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, and no other proceeding on its part is necessary to authorize this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby; (iii) each such Seller other than the Gordon Gray Trust has validly executed and delivered this Agreement; (iv) this Agreement constitutes a legally valid and binding obligation of, such Seller, enforceable against him or it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity; and (v) each Ancillary Agreement to which such Seller is a party, upon being duly and validly executed by the respective individual or trust, shall constitute a legally valid and binding obligation of such individual or trust, enforceable against the respective individual or trust in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        2.7     No Breach.

                2.7.1 Centennial Entities. None of (i) the execution, delivery and performance of this Agreement by the Centennial Entities; (ii) the consummation by the

Centennial Entities of this Agreement and the Ancillary Agreements; or (iii) the Centennial Entities' compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate (A) any of the Centennial Entities' respective articles of incorporation or bylaws or certificate of organization or limited liability company operating agreement;
(B) any judgment, decree, order, injunction, agreement, lease or other instrument to which the Centennial Entities are a party or by which the Centennial Entities are legally bound; or (C) any law, rule, or regulation applicable to the Centennial Entities or the operation of the Stations.

                2.7.2 Sellers. Each of the Sellers makes the following representations, severally and not jointly, as to himself or itself: None of (i) the execution, delivery and performance of this Agreement by such Seller; (ii) the consummation by such Seller of this Agreement and the Ancillary Agreements to which such Seller is party; or (iii) such Seller's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under or violate (A) any judgement, decree, order, injunction, agreement, lease or other instrument to which such Seller is a party or by which such Seller is legally bound; or (B) any law, rule or regulation applicable to such Seller.

        2.8 Station Licenses. Except as set forth on Schedule 2.8, the Station Licenses are all of the licenses, permits, and other authorizations used or necessary to lawfully operate the Stations in the manner and to the full extent as they are now operated, and the Station Licenses are lawfully held by Centennial License. Centennial License has delivered to Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. Except as set forth on Schedule 2.8, the Station Licenses are in full force and effect; are unimpaired by any acts or omissions of Sellers, the Centennial Entities or any of their affiliates, or the employees, agents, officers, directors, or shareholders of the Centennial Entities or any of their affiliates; are not subject to any restrictions that reasonably could be expected to limit the operation of any of the Stations in the manner and to the full extent as it is now operated (other than restrictions under the terms of the licenses themselves or generally applicable under the rules and regulations of the FCC); and have terms that extend for the balance of the current license term applicable generally to radio stations licensed to communities in the state where the each of the Stations is located. There are no applications, proceedings, or complaints pending or, to the knowledge of the Sellers or the Centennial Entities, threatened against the Stations, the Sellers or the Centennial Entities which could reasonably be expected to have an adverse effect on the business or operation of the Stations (other than rulemaking proceedings that apply to the radio broadcasting industry generally). Neither Sellers nor the Centennial Entities is aware of facts (i) that reasonably could be expected to prevent any of the Station Licenses from being renewed to Centennial License under its present ownership in the ordinary course for a full term without material qualifications or (ii) that would provide any reasonable grounds for the FCC to revoke any of the Station Licenses; or (iii) that would cause the renewal of any Station License to constitute a major environmental action under the rules of the Commission; or (iv) that, under the Communications Act of 1934, as amended, or the existing rules of the Commission, would disqualify Centennial License from assigning the Station Licenses or from consummating the transactions contemplated herein within the times contemplated herein. Each of the Stations is in material compliance with the Commission's policy on exposure to radio frequency radiation. Centennial License maintains a public inspection file at each Station's main studio in accordance in all material respects with Commission rules. Access to the Stations' transmission facilities is restricted in accordance with the policies of the Commission.

        2.9 Station Applications. All information contained in any Station Application (whether described on Schedule 1.2.1 hereto or filed after the date hereof in compliance with the terms of this Agreement) pending with the Commission is true, complete and accurate in all material respects, giving effect to any amendments to such application filed with the FCC. As of the date of this Agreement, the Station Applications listed on Schedule 1.2.1 constitute all of the applications for modification, extension or renewal of the Station Licenses, and all of the applications pending before the FCC for any new licenses, permits, permissions or authorizations intended for use in the business and operations of the Stations.

        2.10 Title to Assets. The Centennial Entities have good and marketable title to the Assets, in the case of owned Assets, and a valid leasehold interest, in the case of leased Assets, in each case free and clear of all Liens, other than the Liens in favor of the Centennial Entities' senior and subordinated lenders, which will be removed at or prior to Closing.

        2.11    Condition of Equipment. The Station Equipment listed on Schedule
1.2.2 constitutes all of the material personal property that is used, held by the Centennial Entities or others for use by the Stations, or necessary to operate the Stations as they are now operated. The Station Equipment is in good operating condition and repair (reasonable wear and tear excepted), is maintained in all material respects in compliance with good engineering practice, is performing satisfactorily, is not in need of repair, has been maintained in all material respects in accordance with the manufacturers' recommendations and industry practices, is available for immediate use at its current location and is otherwise sufficient to permit the Stations to operate in accordance with the Station Licenses and the rules and regulations of the Commission. All Station Equipment is type-approved or type-accepted where such type-approval or type-acceptance is required.

        2.12    Condition of Real Property.

                2.12.1 The Real Property listed on Schedule 1.2.4 constitutes all the real property owned ("Owned Real Property") or leased ("Leased Real Property") by the Centennial Entities or others in connection with the operation of the Stations as they are now operated. The Centennial Entities have marketable fee simple title (free and clear of any Liens other than the Liens in favor of the Centennial Entities' senior and subordinated lenders, which will be removed at or prior to Closing) to the Owned Real Property. Sellers and the Centennial Entities have no title insurance policies regarding the Owned Real Property.

                2.12.2 There are no encroachments upon the Real Property by any buildings, structures, or improvements located on adjoining real estate. None of the buildings, structures, or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property encroach upon adjoining real estate, and all such buildings, structures, and improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinance. Such "grandfathered" approvals shall survive indefinitely the transfer of the Real Property to Buyer. No utility lines serving the Real Property pass over the lands of others except where appropriate easements have been obtained. There are no pending or, to the best of Sellers' and the Centennial Entities' knowledge, threatened or contemplated condemnation or eminent domain proceedings that may affect the Real Property. There exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or to the best of Sellers' and the Centennial Entities' knowledge, threatened, relating to the ownership, use, lease, occupancy or operation of any of the Real Property. The Centennial Entities' use and occupancy of the Real Property complies in all material respects with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all environmental protection and sanitary laws and regulations, occupational safety and health regulations, and electrical codes. There are no material structural defects in the buildings, structures, and improvements located on the Real Property. Roofs are in good condition and repair, and all plumbing equipment, heating, ventilating and air conditioning equipment, electrical wiring, and water and sewage systems are operating properly and are free of any material defects. Sellers' and the Centennial Entities' representations in this Section 2.12.2, as they apply to Leased Real Property, shall be to the best of Sellers' and the Centennial Entities' knowledge.

                2.12.3 The leased premises are leased at the rates and for terms ending on the dates shown on Schedule 1.2.4 pursuant to the agreements described in Schedule 1.2.4 (the "Lease Agreements"), which are the sole and complete agreements concerning the Centennial Entities' use of the leased premises. Each Lease Agreement is legal, valid, binding, and enforceable against the Centennial Entity party thereto, and to the best knowledge of Sellers and the Centennial Entities, against the other party thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Each of the Lease Agreements is in full force and effect. Neither the Centennial Entities, nor to the best knowledge of Sellers and the Centennial Entities any other party, is in default, violation or breach in any respect under any Lease Agreement, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach by the Centennial Entities, or to the best knowledge of Sellers and the Centennial Entities by any other party thereunder. No amount payable under any Lease Agreement is past due. The Centennial Entities have not received any notice of a default, offset or counterclaim under any Lease Agreement or any other communication asserting non-compliance with any Lease Agreement. The Centennial Entities have the exclusive right to use and occupy the premises leased under each Lease Agreement as they are now currently being used and occupied and for the purposes necessary to operate the Stations. The Centennial Entities enjoy peaceful and undisturbed possession of the premises leased by the Centennial Entities under the Lease Agreements. Except as set forth on Schedule 1.2.4, the Lease Agreements are free and clear of all Liens, except for the Liens in favor of the Centennial Entities' senior and subordinated lenders, which will be removed at or prior to Closing, and except for lessors' interests in the leases. Sellers have delivered to Buyer, true and complete copies of the Lease Agreements, together, in the case of any subleases or similar occupancy agreements, with copies of all overleases. Except as disclosed in Schedule 1.2.4, Sellers have full legal power and authority to transfer control of the Centennial Entities' rights under the Lease Agreements to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease.

                2.12.4 All utilities that are required for the full and complete occupancy and use of the Real Property for the purposes for which such properties are presently being used by the Centennial Entities, including without limitation electric, water, sewer, telephone (if any) and similar services, have been connected and are in good working order. By the Closing Date, the Centennial Entities will have paid all charges for such utilities, including without limitation any "tie-in" charges or connection fees, except for those charges that will not become due until after the Closing Date and that are to be subject to the Net Working Capital Adjustment.

        2.13 Contracts. Except as set forth on Schedule 1.2.3, change of control of the Centennial Entities pursuant to the Transaction will not affect the terms and conditions of the Contracts or require consent of the other contracting party to such Contracts, or if such consent is required, such consent will be secured at the Centennial Entities' sole expense prior to the Closing Date. Each Contract is in full force and effect and is unimpaired by any acts or omissions of the Centennial Entities, their employees, agents, officers, directors or shareholders. The Centennial Entities have complied in all material respects will all Contracts control of which is to be transferred to Buyer hereunder, and there has not occurred as to any Contract any default by any of the Centennial Entities or any event that, with notice or the lapse of time or otherwise, could become a default by any of the Centennial Entities. None of the Centennial Entities have granted or been granted any waiver or forbearance with respect to any of the Contracts. To the best knowledge of Sellers and the Centennial Entities, there has not occurred as to any Contract any default by any other party thereto or any event that, with notice or the lapse of time or at the election of any person other than a Centennial Entity, could become a default by such party. Those Contracts whose stated duration extends beyond the Closing Date will, at Closing, be in full force and effect and will be unimpaired by any acts or omissions of a Centennial Entity, their agents, employees, officers, directors, members or shareholders. The Centennial Entities have provided to Buyer true and correct copies of all written Contracts, as modified to date, or true and complete memoranda describing the terms of all oral Contracts, and all liabilities and obligations under such Contracts can be ascertained from such copies or memoranda. The Contracts as amended through the date of this Agreement will not be modified, except in accordance with Section 4.11, without Buyer's written consent, which consent shall not be unreasonably withheld.

        2.14    Employees.

                2.14.1 Schedule 2.14 contains a true and complete list of all persons employed by the Centennial Entities, each such person's title, each such person's compensation, a statement whether each such person participates in bonus arrangements and the Employee Plans listed in Schedule 2.15, if any, applicable to each such person. No Centennial Entity is a party to any agreement or arrangement, written or oral, with salaried or non-salaried employees except as described in Schedules 2.14 and 2.15 or included among the Contracts. Except as described in Schedule 2.14, neither Sellers nor the Centennial Entities have knowledge that any employee identified in Schedule 2.14 currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

                2.14.2 Except as disclosed in Schedule 2.14, neither Sellers nor the Centennial Entities are a party to, or subject to, any contract with any labor organization, nor have either Sellers or the Centennial Entities agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Centennial Entities' employees at the Stations. Neither Sellers nor the Centennial Entities have knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Centennial Entities at the Stations. There are no unfair labor practice charges pending or, to the best of Sellers' and the Centennial Entities' knowledge, threatened against Sellers or the Centennial Entities; there are no pending or threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting the Centennial Entities or the Stations; and neither Sellers nor the Centennial Entities have experienced any strikes, work stoppages or other significant labor difficulties of any nature at the Stations in the past two (2) years.

        2.15 Employee Benefit Plans. Schedule 2.15 sets forth a true and complete list of each employee or retiree benefit or compensation plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or compensation, bonus, incentive, deferral, equity based, severance, termination, retention, change in control, employment or other similar program, agreement, arrangement, trust or other funding arrangement, whether or not subject to the provisions of ERISA, to which any of the Centennial Entities are bound or that is or has been established or maintained or in respect of which any of the Centennial Entities has any liability or has ever had any obligation to contribute (each, an "Employee Plan"). Except pursuant to an Employee Plan, the Centennial Entities have no fixed or contingent liability or obligation to or in respect of any person now or formerly employed at the Stations or any beneficiary or dependent of any such person, including, without limitation, in respect of pension or thrift benefits or payments, individual or supplemental pension benefits or payments or compensation arrangements, contributions to hospitalization or other health, life or other welfare benefits, incentive benefits or payments, bonus benefits or payments or vacation, sick leave, disability and termination benefits or payments, including workers' compensation. Except as described on Schedule 2.15, no trade or business (whether or not incorporated) is or has been as of any date within the preceding six (6) years treated as a single employer together with any of the Centennial Entities pursuant to Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") (each such trade or business, a "ERISA Affiliate"). None of the Centennial Entities have incurred or reasonably expect to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability that could become a liability of Buyer or, following the Closing, remain a liability of any Centennial Entity or the Stations under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best knowledge of Sellers and the Centennial Entities, no event, transaction or condition has occurred or exists which could result in any such liability. Each of the Employee Plans has been operated and administered in all material respects in accordance with all applicable laws, including but not limited to ERISA and the Code. Each Employee Plan intended to qualify under Section 401(a) of the Code, and each associated trust intended to be exempt from taxation pursuant to Section 501(a) of the Code, is the subject of a favorable determination, opinion or approval letter from the Internal Revenue Service ("IRS") regarding its qualification or exemption from taxation, as applicable, under such section and has, in fact, been qualified or tax exempt, as applicable, under the applicable section of the Code for all periods for which the applicable statute of limitations has not expired through and including the Closing. No event or omission has occurred which would cause any such Employee Plan to lose its qualification under the applicable Code section. Except as set forth on Schedule 2.15, none of the Centennial Entities nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plan which is intended to cover employees or former employees of the Centennial Entities or any ERISA Affiliate or to amend or modify any existing Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Centennial Entities or any ERISA Affiliate that, individually or collectively, provides for the payment by the Centennial Entities or any ERISA Affiliate of any amount (a) that is not deductible under Section 162(a)(1) or 404 of the Code or (b) that is an "excess parachute payment" pursuant to Section 280G of the Code. It is expressly understood that all obligations of the Centennial Entities under or with respect to any Employee Plan are to be transferred to Sellers or their affiliates other than the Centennial Entities at least one day prior to the Closing as a part of the Preliminary Transfers and that neither the Centennial Entities nor the Buyer shall have any liability with respect thereto on or after the Closing Date.

        2.16 Litigation. Except as set forth on Schedule 2.16, there is no unsatisfied judgment outstanding and no litigation, proceeding, claim or investigation of any nature pending or, to the best of Sellers and the Centennial Entities' knowledge, threatened against any Centennial Entity, the Stations or any of the Assets that might adversely affect the continued operation of the Stations or impair the value of the Assets or which might adversely affect Sellers' or the Centennial Entities' ability to perform in accordance with the terms of this Agreement. Neither Sellers nor the Centennial Entities have knowledge of any facts that are reasonably likely to result in any such proceedings. With respect to each matter set forth therein, Schedule 2.16 sets forth a description of the forum for the matter, the parties thereto and the type and amount of relief sought.

        2.17    Taxes. Except as otherwise disclosed on Schedule 2.17:

                2.17.1 The Centennial Entities have duly filed with the appropriate Tax authorities all Tax Returns (as defined in Section 9.4) in respect of Taxes (as defined in Section 9.4) required to be filed by them through the date hereof, and will timely file any such Tax Returns required to be filed on or prior to the Closing Date, and all such Tax Returns are true, complete, and correct in all material respects. All Taxes of the Centennial Entities in respect of periods beginning before the Closing Date have been timely paid, or will be timely paid on or prior to the Closing Date, except to the extent a reserve in the amount of such Taxes is included in the calculation of the Final Net Working Capital Amount on the Closing Balance Sheet (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax income);

                2.17.2 There is no audit or other matter in controversy with respect to any Taxes due and owing by any of the Centennial Entities, and there is no Tax deficiency or claim assessed or, to the best of the Centennial Entities' Knowledge, proposed or threatened against any of the Centennial Entities;

                2.17.3 None of the Centennial Entities has requested any extension of time within which to file any Tax Return which is currently pending or has been granted and is in effect and none of the Centennial Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

                2.17.4 No claim has ever been made by an authority in a jurisdiction where a Centennial Entity does not file Tax Returns that such Centennial Entity is or may be subject to taxation by that jurisdiction;

                2.17.5 None of the Centennial Entities (i) has filed a consent under Code Section 341(f) concerning collapsible corporations or (ii) has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

                2.17.6 None of the Centennial Entities is a party to, or is bound by, or has any obligation under any Tax allocation or sharing agreement (including indemnity arrangements), and, after the Closing Date, no Centennial Entity shall be a party to, bound by or have any obligation under any Tax allocation or sharing agreement or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

                2.17.7 None of the Centennial Entities has any liability for the Taxes of any other person as defined in Section 7701(a)(1) of the Code under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                2.17.8 None of the assets of the Centennial Entities (i) are required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code,
(ii) secures any debt the interest on which is tax-exempt under Code Section 103(a), or (iii) is tax-exempt use property within the meaning of Code Section 168(h);

                2.17.9 None of the Centennial Entities has agreed to or is required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by such Centennial Entity and none of the Centennial Entities have knowledge that the IRS has proposed any such adjustment or change in accounting method;

                2.17.10 For Federal income Tax purposes, Centennial Nevada is an "S Corporation" as defined in Section 1361(a) of the Code and has been an S Corporation for each taxable year since March 17, 1997. In addition, Centennial Nevada has taken all required steps to be taxed as an S Corporation under applicable state income tax law in each state in which each such corporation does business and which recognizes S Corporations under applicable state income tax laws (an "S Corporation State"). Centennial Nevada is an S Corporation in each S Corporation State;

                2.17.11 Centennial Broadcasting is treated, and has been treated since its formation, as a partnership for U.S. federal and all relevant state income tax purposes, and is not, and has never been, treated as an association taxable as a corporation for U.S. federal and relevant state income tax purposes;

                2.17.12 Centennial License is a limited liability company the membership interests of which are wholly-owned by Centennial Broadcasting, and Centennial License is disregarded as an entity for federal and all relevant state tax purposes.

                2.17.13 None of the Centennial Entities has made any payments, nor is any of them obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G; and

                2.17.14 The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or Subchapter A of Chapter 3 of the Code or of any other provision of law.

        2.18 Compliance With Laws. The Centennial Entities have complied in all material respects with, and are not in material violation of any federal, state or local laws, regulations or orders (including any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, environmental protection, occupational safety, and the use of electrical power) affecting the Assets, the businesses of the Centennial Entities, or the operation of the Stations. Without limiting the generality of the foregoing:

                2.18.1 The Stations' transmitting and studio equipment is operating in accordance with the terms and conditions of the Station Licenses, and the rules, regulations and policies of the Commission, including without limitation all regulations concerning equipment authorization and human exposure to radio frequency radiation. To the best of Sellers' and the Centennial Entities' knowledge, (i) the Stations are not causing interference in violation of Commission rules to the transmission of any other broadcast station or communications facility and have not received any complaints with respect thereto; and (ii) no other broadcast station or communications facility is causing interference in violation of Commission rules to the Stations' transmissions or the public's reception of such transmissions. Except as set forth on Schedule 1.2.1, Centennial License has no outstanding construction permits with respect to the Stations.

                2.18.2 The Centennial Entities have, in the conduct of the Stations' business, complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and the Centennial Entities are not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

                2.18.3 The Centennial Entities have not received notification from the Commission that their employment practices fail to comply with Commission rules and policies.

                2.18.4 All material ownership reports, employment reports, and other documents required to be filed by Centennial License with the Commission or other governmental authorities have been filed. Such items as are required to be placed in each Station's local public inspection files have been placed in such files. All proofs of performance and measurements that are required to be made by Centennial License with respect to each Station's transmission facilities have been completed and filed at the Stations. All information contained in the foregoing documents is true, complete and accurate in all material respects.

                2.18.5 The towers used in the operation of the Stations are painted, obstruction marked and lighted to the extent required by, and in accordance with the rules and regulations of the Federal Aviation Administration (the "FAA"), the Commission and any other applicable requirements of law. Appropriate notifications to the FAA have been filed for such towers where required by the Commission's rules and regulations.

        2.19 Insolvency Proceedings. None of the Centennial Entities, the Sellers, or the Assets are the subject of any pending or threatened insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. None of the Centennial Entities or the Sellers has made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings.

        2.20 Citizenship. None of the Sellers or the Centennial Entities is a "foreign person" as defined in Section 1445(f)(3) of the Code. On the Closing Date, each Seller and each Centennial Entity will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by such Seller or by a duly-authorized officer or member of such Centennial Entity. Each Seller's affidavit and each Centennial Entity's affidavit shall also set forth the respective name, address, taxpayer identification number, and such additional information as may be required to exempt the Transaction from the withholding provisions of Section 1445 of the Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.

        2.21 Patents, Trademarks, Copyrights. The call signs and all material slogans, logos, copyrights, patents, trademarks, trade names, service marks, and other similar intangible property rights, including registrations and applications to register or renew the registrations of any of the foregoing, currently used to promote or identify the Stations, or otherwise used in connection with each Station's business, are listed or described on Schedule
1.2.5 (the "Promotional Rights"). The Promotional Rights are either owned or validly licensed by the Centennial Entities, and Schedule 1.2.5 identifies which Promotional Rights are so owned and which are licensed, and if licensed, the royalties paid thereon and the parties paid thereunder. Except as described on
Schedule 2.21, neither Sellers nor the Centennial Entities have any knowledge, nor have the Centennial Entities received any notice to the effect that its use of any of the Promotional Rights may be or are claimed to infringe on the right of another, and neither Sellers nor the Centennial Entities have any knowledge of any facts which would be likely to form the basis of any such claim. Except as described on Schedule 2.21, neither Sellers nor the Centennial Entities have knowledge of any infringement or unlawful or unauthorized use of such Promotional Rights, including without limitation the use of any call sign, slogan or logo by any broadcast or cable station in the radio market areas that may be confusingly similar to the call signs, slogans, and logos currently used by the Stations. Except as described on Schedule 2.21, the operations of the Stations do not infringe any copyright, patent, trademark, trade name, service mark, or other similar right of any third party. Neither Sellers nor the Centennial Entities have sold, licensed or otherwise disposed of any Promotional Rights to any person or entity and they have not agreed to indemnify any person or entity for any patent, trademark or copyright infringement. Schedule 1.2.5 lists all of the Promotional Rights which have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign.

        2.22 Financial Statements. The Centennial Entities have furnished Buyer with the financial statements described in Schedule 2.22 (the "Financial Statements"). The Financial Statements include (i) audited consolidated balance sheets as of December 31, 1997, 1998 and 1999 and the related audited consolidated statements of income and cash flows for such fiscal years (including the related notes and schedules thereto) of the Centennial Entities;
(ii) an unaudited balance sheet as of April 30, 2000 of the Stations; and (iii) unaudited monthly statements of income of the Stations for calendar years 1997, 1998 and 1999 and for the first four months of calendar year 2000. The year-end Financial Statements: (i) have been prepared in accordance with GAAP on a consistent basis throughout the periods involved and as compared with prior periods and (ii) fairly present in all material respects the financial position and the results of operations and cash flows of the Stations as of the dates and for the periods indicated. The monthly and other interim Financial Statements:
(i) have been prepared in accordance with GAAP on a consistent basis throughout the periods involved (except to the extent noted thereon) and on a basis consistent with the year-end Financial Statements; and (ii) fairly present in all material respects the financial position and the results of operations and cash flows of the Stations as of the dates and for the periods indicated. Except as reflected in the Financial Statements or otherwise disclosed to Buyer in writing, no event has occurred since the preparation of the most recent Financial Statements that would make such Financial Statements misleading in any material respect.

        2.23 Absence of Changes or Events. Except as set forth in Schedule 2.23, between December 31, 1999 and the date of this Agreement, the Company has conducted its businesses only in the ordinary course, and there has not been:

                2.23.1 Any change or occurrence which resulted in, or is reasonably likely to have, a material adverse effect with respect to the Centennial Entities, the Stations or the Assets;

                2.23.2 The creation of any Lien on the Assets or the Equity Interests;

                2.23.3 Any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Centennial Nevada or with respect to the membership interests in Centennial Broadcasting and Centennial License;

                2.23.4 Any issuance of any shares of capital stock of Centennial Nevada or any securities convertible into or exchangeable or exercisable for capital stock of Centennial Nevada that is not reflected in
Section 2.2;

                2.23.5 Any issuance of any membership interests in Centennial Broadcasting or Centennial License or any securities convertible into or exchangeable or exercisable for such membership interests that is not reflected in Sections 2.3 or 2.4;

                2.23.6 Any split, combination or reclassification of any of the capital stock of Centennial Nevada or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                2.23.7 Any granting by the Centennial Entities to any of their directors, members, officers or key employees of any material increase in compensation, except in the ordinary course of business consistent with prior practice or as required under any of the Contracts;

                2.23.8 Any sale, assignment, transfer, lease, or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the Assets having an aggregate replacement value exceeding Fifty Thousand Dollars ($50,000);

                2.23.9 Any damage, destruction or loss not covered by insurance, that has or reasonably could be expected to have a material adverse effect with respect to the Centennial Entities or the Assets;

                2.23.10 By any Centennial Entity, any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership, or other business organization or division thereof or interest therein; or

                2.23.11 Any change in accounting methods, principles or practices by the Centennial Entities materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

        2.24 Undisclosed Liabilities. As of December 31, 1999, there were no liabilities of the Centennial Entities required by GAAP to be disclosed in financial statements, except as and to the extent, reflected or reserved against in the audited balance sheet dated December 31, 1999. As of the Closing Date, there shall be no liability of the Centennial Entities except for (a) the Assumed Liabilities; (b) as, and to the extent, reflected in the calculation of Net Working Capital, and (c) liabilities covered by insurance, indemnification, contribution or comparable arrangements, the benefits of which will be available to Buyer or the Centennial Entities after Closing.

        2.25 Sufficiency of Assets. The Assets are sufficient to operate the Stations as they are now operated.

        2.26 No Misleading Statements. No representation or warranty of the Centennial Entities in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such representation or warranty not misleading. Each of the Sellers severally represents and warrants that no representation or warranty made by it severally in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such representation or warranty not misleading. The Sellers jointly and severally represent and warrant that no representation or warranty made by them jointly and severally in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such representation or warranty not misleading.

        2.27 Securities Matters. Each of the Sellers severally represents and warrants as follows:

                2.27.1 Each of the Sellers understands that (a) the offering and sale of the BBGI Class A Common Stock hereunder is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and (b) there is no existing public or other market for the BBGI Class A Common Stock for so long as it is unregistered and there can be no assurance that such a market will exist or that Sellers will be able to sell or dispose of the BBGI Class A Common Stock until it is registered in compliance with the requirements of the Securities Act.

                2.27.2 Each of the Sellers is acquiring the BBGI Class A Common Stock for his or its own account and without a view to the public distribution of the BBGI Class A Common Stock or any interest therein.

                2.27.3 Each of the Sellers is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

                2.27.4 Each of Sellers has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or its investment in the BBGI Class A Common Stock, and is capable of bearing the economic risks of such investment, including a complete loss of his or its investment in the BBGI Class A Common Stock.

                2.27.5 In evaluating the suitability of an investment in the BBGI Class A Common Stock, Sellers have relied solely upon the representations, warranties, covenants and agreements made by Buyer herein and the Exchange Act Reports (as defined below) filed by Buyer and Sellers have not relied upon any other representations or other information (whether oral or written and including any estimates, projections or supplemental data) made or supplied by or on behalf of Buyer or any affiliate, employee, agent or other representative of Buyer other than as contemplated by this Section 2.27.

                2.27.6 Each of the Sellers understands and agrees that he or it may not sell or dispose of any of the BBGI Class A Common Stock other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act.

        2.28 Transactions with Affiliates. No affiliate of Sellers other than the Centennial Entities owns or leases property or is a party to any Contract affecting or relating to the operation of the Station.

        2.29 Insurance. Schedule 2.29 is a true and complete list of all insurance policies of the Station. All policies of insurance listed in Schedule
2.29 are in full force and effect as of the date of this Agreement.

        2.30    Environmental Matters.

                2.30.1 Compliance with Environmental Laws. Except as listed and described on Schedule 2.30.1 to this Agreement, all activities of the Centennial Entities at or on the Real Property and all operations of the Stations by the Centennial Entities (whether or not conducted at the Real Property), have been and are being conducted in compliance in all material respects with all applicable federal, state and local statutes, ordinances, rules, regulations, permits, orders and policies concerning (i) manufacturing, processing, handling, storage, treatment and/or disposal of any hazardous or toxic materials or of any wastes; (ii) discharges or releases into the air, ground, surface water or groundwater; and (iii) employee health and safety.

                2.30.2 Site Contamination. To the best knowledge of Sellers or the Centennial Entities, except as listed and described in Schedule 2.30.2, no Hazardous Substance is present at, on or under the Real Property or has been disposed of by the Centennial Entities in such a manner as may require remediation under any Environmental Statute. No claims are pending, or to the best knowledge of Sellers or the Centennial Entities threatened, against the Centennial Entities or the Sellers relating to the presence or disposal of such Hazardous Substances. "Hazardous Substance" means any substance regulated under any federal, state, or local statute, regulation, ordinance, order, permit, or policy relating to environmental protection, environmental pollution, liability for environmental contamination, or protection of worker health and safety ("Environmental Statutes").

                2.30.3 Additional Provisions Regarding Hazardous or Toxic Materials. To the best knowledge of Sellers or the Centennial Entities, except as listed and described on Schedule 2.30.3, (i) no polychlorinated biphenyls or substances containing polychlorinated biphenyls are present at, on or under the Real Property; (ii) no asbestos or materials containing asbestos exist at, on or under the Real Property; and (iii) no underground storage tanks exist or existed at, on or under the Real Property.

                2.30.4 No Notice of Lack of Compliance with Environmental Statutes. None of the Sellers or the Centennial Entities has been notified by any governmental authority of any violation of any Environmental Statute in connection with the operation of the Stations or the conduct of any activities on or at the Real Property. None of the Sellers or the Centennial Entities has any knowledge of notices of violation of Environmental Statutes, notices of noncompliance with Environmental Statutes or environmental enforcement, response, removal or remediation actions issued for or undertaken at the Real Property. Further, none of the Sellers or the Centennial Entities has any knowledge of investigations or inspections by governmental authorities into Seller's compliance with Environmental Statutes. Schedule 2.30.4 includes a correct and complete list of the Centennial Entities' registrations with, licenses from, or permits issued by governmental agencies or authorities pursuant to Environmental Statutes. All such registrations, licenses or permits are in full force and effect.

                                  ARTICLE III.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties, all of which have been relied upon by Sellers and the Centennial Entities in entering into this Agreement, all of which are true, correct and complete as of the date hereof, and all of which, except as otherwise specifically provided, shall be true, correct and complete at Closing.

        3.1 Organization. Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of Buyer previously delivered by Buyer to Sellers are true, correct and complete. Buyer is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its properties or the character of its activities is such as to require it to be so licensed or qualified, and will be at Closing duly qualified to do business and in good standing as a foreign corporation under the laws of the States of Nevada and Louisiana.

        3.2 Authorization. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the other documents or instruments related thereto or executed in connection therewith or in contemplation of the transactions to which it is a party (the "Buyer Ancillary Agreements"), and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Buyer Ancillary Agreement, including, but not limited to, the Registration Rights Agreement described in Section 1.7.3(d) (the "Registration Rights Agreement") and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer, and no other proceeding on its part is necessary to authorize this Agreement and each such Buyer Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby. Buyer shall deliver evidence of such authorization at Closing. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Each Buyer Ancillary Agreement to which Buyer is a party, including, without limitation, the Registration Rights Agreement, upon being duly and validly executed and delivered by Buyer, shall constitute a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        3.3 No Breach. Except for Buyer's obligations to comply with certain requirements of that certain Credit Agreement, as amended, (the "Credit Agreement") dated as of

August 11, 1999 among Buyer, certain affiliates of Buyer, the lenders named therein and the Bank of Montreal, Chicago Branch, as agent, or any successor credit facility to which Buyer is a party (the lenders named in the Credit Agreement or, alternatively, the lenders named in any successor senior credit facility then in effect are referred to herein as the "Senior Lenders") including obtaining the consent of the Senior Lenders, none of (i) the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer; (ii) the consummation by Buyer of this Agreement and the Buyer Ancillary Agreements; or (iii) Buyer's compliance with the terms and conditions hereof and thereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate (A) Buyer's articles of incorporation, bylaws; (B) any judgment, decree, order, agreement, lease or other instrument to which Buyer is a party or by which Buyer is legally bound; or (C) any law, rule or regulation applicable to Buyer.

        3.4 Investment Intent. Buyer is acquiring the Equity Interests for purposes of investment and not with a view to the distribution thereof.

        3.5 Qualification as Broadcast Licensee. Buyer knows of no fact that would, under the Communications Act of 1934, as amended, or the rules, regulations and policies of the FCC, disqualify Buyer or a License Sub (as defined in Section 9.8) from becoming the licensee of the Stations. There are no proceedings, complaints, notices of forfeiture, claims, investigations pending or, to the knowledge of Buyer, threatened against any or in respect of any of the broadcast stations licensed to Buyer or its affiliates that would materially impair the qualifications of either Buyer or a License Sub to become a licensee of the Stations, or delay in any material respect the grant of the FCC approval required for the consummation of the Transaction.

        3.6 Capitalization; BBGI Class A Common Stock. The authorized capital stock of Beasley Broadcast Group, Inc. ("BBGI") as of the date hereof consists of 100,000,000 shares of Class A Common Stock, 75,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock, of which 8,279,568 shares of Class A Common Stock, 17,021,373 shares of Class B Common Stock and zero shares of Preferred Stock are issued and outstanding. As of the date hereof, there has been authorized options to acquire 3,000,000 shares of BBGI Class A Common Stock, of which options to acquire 2,500,000 shares have been issued and are outstanding. The BBGI Class A Common Stock issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable, free and clear of any and all Liens, and shall not have been issued in violation of any preemptive rights. Except as described in the first and second sentences of this Section, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of BBGI;
(ii) no securities of BBGI convertible into or exchangeable for shares of capital stock or other voting securities of BBGI; (iii) no subscription rights, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from BBGI, and no obligation of BBGI to issue or sell, any shares of capital stock or other voting securities or any securities of BBGI convertible into or exchangeable for such capital stock or voting securities; and (iv) no equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of or with respect to BBGI. BBGI has taken all action necessary to permit it to issue the BBGI Class A Common Stock to be issued pursuant to this Agreement.

        3.7 Securities Filings. Buyer's annual report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission pursuant to Section 13(a) of the Exchange Act (the "Annual Report"), and all subsequent reports or documents filed with the Commission pursuant to Section 13(a) or 14 of the Exchange Act (the "Exchange Act Reports"), on their respective filing dates, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder. As of the date of this Agreement, the Exchange Act Reports do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        3.8 Nasdaq National Market Listing. The outstanding shares of Class A Common Stock of Buyer are, and as of the Closing Date the BBGI Class A Common Stock included in the Purchase Price will be, included in the Nasdaq National Market.

        3.9 Financial Statements. The financial statements included in the Annual Report (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved; and (ii) fairly present in all material respects the financial position and the results of operations and cash flows of BBGI as of the dates and for the periods indicated. Except as reflected in such financial statements or otherwise disclosed to Sellers in writing, no event has occurred since the date of the most recent financial statements that would make such financial statements misleading in any material respect.

        3.10 Form S-3 Eligibility. BBGI shall be eligible to use Form S-3 to register a secondary sale of BBGI Class A Common Stock no later than the filing date of BBGI's annual report on Form 10-K for the year ending December 31, 2000.

        3.11 Rule 144 Eligibility. BBGI shall file all the reports required to be filed by BBGI under Section 13 of the Exchange Act in accordance with Rule 144(c) of the Securities and Exchange Commission or any applicable successor rule.

        3.12 Compliance with Laws. Buyer has complied in all material respects with, and is not in violation in any material respects of, any federal, state or local laws, regulations or orders (including any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, environmental protection, occupational safety and the use of electrical power) affecting the businesses of Buyer.

        3.13 No Misleading Statements. No representation or warranty of the Buyer in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such representation or warranty not misleading.

                                  ARTICLE IV.
                             PRE-CLOSING OBLIGATIONS

        The parties covenant and agree as follows with respect to the period prior to the Closing Date:

        4.1 Application for Commission Consent. Within ten (10) business days after the date of this Agreement, Sellers and Buyer shall join in and file an application or applications requesting the Commission's written consent to the transfer of control of the Station Licenses from Sellers to Buyer (the "Transfer Applications"), and they will diligently take all steps necessary or desirable and proper to prosecute expeditiously the Transfer Applications and to obtain the Commission's determination that approval of the Transfer Applications will serve the public interest, convenience, and necessity, including, without limitation, compliance with the public notice requirements of the Communications Act of 1934, as amended. The failure by either party to be in a position to timely file or diligently prosecute its portion of the Transfer Applications shall be deemed a material breach of this Agreement. Each party shall bear its own expenses in connection with the preparation, filing and prosecution of the Transfer Applications.

        4.2 Hart-Scott-Rodino Act. No later than June 30, 2000, each party shall submit to the United States Department of Justice and the United States Federal Trade Commission all forms and information applicable to the transaction required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the "HSR Act"), and shall furnish to the other party all information that the other reasonably requests in connection with such filings.

        4.3 Other Governmental Consents. Promptly following the execution of this Agreement, Sellers and/or the Centennial Entities and Buyer shall proceed to prepare and file with the appropriate governmental authorities (other than the Commission) such requests, if any, for approval or waiver as may be required from such governmental authorities in connection with the Transaction, and shall jointly, diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

        4.4 Financial Information. Between the date hereof and the Closing Date, the Centennial Entities shall furnish Buyer with monthly financial statements within fifteen (15) business days after the end of each calendar month, and with such additional data concerning the Stations' financial condition as are prepared by the Centennial Entities in the ordinary course of business, in the same form as the Financial Statements contained in Schedule
2.22. Such financial statements and additional data shall be accompanied by a certificate executed by the Chief Financial Officer of each Centennial Entity certifying that such financial statements: (i) have been prepared on a consistent basis throughout the periods involved (except to the extent noted thereon) and on a basis consistent with the year-end Financial Statements, and
(ii) fairly present in all material respects the financial position and the results of operations and cash flows of the Stations as of the dates and for the periods indicated. Between the date hereof and the Closing Date, the Chief Financial Officer of each Centennial Entity shall make himself available to Buyer, upon prior notice, to discuss and explain the compilation and preparation of the Financial Statements and the monthly financial statements and such other additional data provided pursuant to this Section 4.4, and each of the constituent elements reflected thereon.

        4.5 Third Party Consents. Sellers and the Centennial Entities shall use their commercially reasonable efforts to obtain the consents of the other contracting parties to the transactions contemplated hereby to the extent required by the Contracts requiring such consent. The delivery of such consents that are identified on Schedule 1.2.3 to be material to the operation of the Stations ("Material Contracts") shall be a condition to Buyer's obligation to close under Section 5.2.7.

        4.6 Environmental Site Assessment. Within sixty (60) days of the execution of this Agreement, Buyer may obtain a Phase I Environmental Assessment for each of the parcels of the Real Property (the "Environmental Assessment"). In the event the Environmental Assessment (including the materials referenced in Schedule 2.30.1) discloses any recognized environmental conditions or any potential that such conditions may exist, then Buyer may conduct or have conducted at its expense additional testing to confirm or negate the existence of any such conditions. If any such Environmental Assessment (including the materials referenced in Schedule 2.30.1) or additional testing reflects the existence of any such conditions, Sellers shall cause the conditions to be remedied as quickly as possible (and in all events prior to Closing) such that no recognized environmental conditions exist; provided, however, that the Centennial Entities shall not be obligated to expend in the aggregate in excess of Seven Hundred Fifty Thousand Dollars ($750,000) to effect such remediation. In the event that such remedial action(s) does cost in the aggregate in excess of Seven Hundred Fifty Thousand Dollars ($750,000), the Centennial Entities may elect not to take such remedial action. In such event, Buyer may require the Centennial Entities to proceed to Closing and Buyer shall receive a reduction in the Purchase Price at Closing, in the amount of Seven Hundred Fifty Thousand Dollars ($750,000). Alternatively, Buyer may terminate this Agreement by notice to Sellers given within ninety (90) days after the date of this Agreement, and in the event of such termination, neither the Centennial Entities nor Sellers shall have liability to Buyer (other than the return of the Letter of Credit) as a result of such termination. Such Environmental Assessment shall not relieve Sellers or the Centennial Entities of any obligation with respect to any representation, warranty or covenant of Sellers or the Centennial Entities in this Agreement or waive any condition to Buyer's obligations under this Agreement. The cost of completing the Environmental Assessment shall be paid by Buyer.

        4.7 Title Insurance. The Centennial Entities shall cooperate with Buyer to extent necessary for Buyer to obtain the commitment of a title insurance company reasonably satisfactory to Buyer to issue to Buyer's Senior Lenders, at standard rates, ALTA 1992 Form extended coverage title insurance policies, insuring Buyer's Senior Lenders' interest in the Real Property (the "Title Commitment"). The costs of the Title Commitment and the policy to be issued pursuant to the Title Commitment shall be paid one-half by Sellers and one-half by Buyer.

        4.8 Confidentiality. Each party agrees that any and all information learned or obtained by it from the other (and that is not otherwise public or known in the radio broadcast industry) shall be confidential and agrees not to disclose any such information to any person whatsoever other than as is necessary for the purpose of effecting the Transaction or as otherwise required by law.

        4.9 Access. Between the date hereof and the Closing Date, the Sellers and the Centennial Entities shall give, upon prior notice, Buyer or representatives of Buyer (including lenders, consultants, appraisers, surveyors and accountants) reasonable access to the Stations and the Assets and, during normal business hours, to the books and records of the Centennial Entities. It is expressly understood that, pursuant to this Section, Buyer, at its sole expense, shall be entitled to make such engineering inspections of the Stations, such inspections of the Stations for the purpose of appraising the Assets and such audits of the Stations' financial records as Buyer may desire, so long as the same do not unreasonably interfere with the Centennial Entities' operation of the Stations; provided that neither the furnishing of such information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer's right to rely upon any representation or warranty made by Sellers or the Centennial Entities in this Agreement, each of which shall survive any furnishing of information to Buyer or its agents, or any investigation by Buyer or its agents, subject to Section 10.5 hereof.

        4.10    Employee Matters.

                4.10.1 As set forth on Schedule 2.14, the Centennial Entities have provided to Buyer an accurate list of all of their current employees together with such Employees' title and compensation and a statement whether such Employee participates in bonus arrangements as of the date of this Agreement. The Centennial Entities shall notify Buyer within thirty (30) days after the date of this Agreement and within fifteen (15) days after the end of each calendar month of any changes that occur prior to Closing with respect to such information.

                4.10.2 Buyer shall extend offers of employment to the employees of Sellers and the Centennial Entities at the Stations ("Station Employees"), which offers shall be on terms and conditions that Buyer shall determine in its sole discretion, provided that Buyer shall have the right to designate up to ten
(10) Station Employees that the Sellers or the Centennial Employees shall terminate at or prior to Closing (the "Terminated Employees"). Buyer shall provide notice to Sellers that identifies the Terminated Employees within thirty
(30) days after the Commission gives public notice of its grant of consent to the Transfer Applications. Sellers waive any claims against Buyer, the Centennial Entities or any of the Station Employees arising from their employment at the Stations, including without limitation any claims arising from any employment agreement or non-compete agreement. Sellers and the Centennial Entities shall terminate the employment of the Terminated Employees effective on the Closing Date and shall cooperate with, and use its best efforts to assist, Buyer in its efforts to secure satisfactory employment arrangements with the Station Employees to whom Buyer makes offers of employment.

                4.10.3 Nothing contained in this Agreement shall confer upon any employee of Sellers or the Centennial Entities any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Station Employees at any time, with or without cause.

                4.10.4 Buyer shall be solely responsible for providing the continuation of coverage required under Sections 601-609 of ERISA and Section 4980B of the Code with respect to any person who loses coverage under any group health plan sponsored by the Centennial

Entities as the result of a qualifying event which occurred prior to or in connection with the purchase and sale hereunder, and who is, or whose qualifying event occurred in connection with, a Centennial Employee whose last employment prior to the qualifying event was associated with the assets being sold.

        4.11 Operations Prior to Closing. Between the date of this Agreement and the Closing Date:

                4.11.1 The Centennial Entities shall operate the Stations in the normal and usual manner, consistent with their past practice and the rules, regulations, and policies of the Commission, and shall conduct the Stations' business only in the ordinary course. To the extent consistent with such operations, the Centennial Entities shall use their reasonable best efforts to:
(a) maintain the present character and entertainment format of the Stations and the quality of their programs; (b) keep available for post-Closing operations the services and number of each Station's present employees reasonably necessary for the operation of the Stations; (c) preserve each Station's present customers and business relations; (d) continue to make expenditures and engage in activities designed to promote the Stations; and (e) continue making capital expenditures, in the case of both (d) and (e) of this Section 4.11.1, all consistent with past practices of the Stations.

                4.11.2 The Centennial Entities shall: (i) subject to Section 7.4, maintain the Assets in their present condition (reasonable wear and tear in normal use excepted); and (ii) maintain all inventories of supplies, tubes, and spare parts at levels consistent with each Station's prior practices.

                4.11.3 The Centennial Entities shall maintain their books and records in the usual and ordinary manner, on a basis consistent with prior periods.

                4.11.4 The Centennial Entities shall comply in all material respects with all laws, rules, ordinances and regulations applicable to it, to the Assets and to the business and operation of the Stations.

                4.11.5 The Centennial Entities shall perform all Contracts without default and shall pay all of their trade accounts payable in a timely manner; provided, however, that the Centennial Entities may dispute, in good faith, any of their alleged obligations.

                4.11.6 The Centennial Entities shall not, without the express written consent of Buyer which shall not be unreasonably withheld, and which shall be deemed given in the event Buyer has not responded to a written request therefor within ten (10) business days: (a) sell or agree to sell or otherwise dispose of any of the Assets (i) other than in the ordinary course of business, and (ii) unless such Assets are replaced prior to Closing by assets of equal or greater worth, quality and utility; (b) create any Lien on the Assets; (c) acquiesce in any infringement, unauthorized use or impairment of the Intangible Property or change the Stations' call signs; (d) enter into any employment contract on behalf of the Stations unless the same is terminable at will and without penalty; (e) grant any of their directors, members, officers or employees an increase in compensation, except in the ordinary course of business consistent with prior practice or as required under any of the Contracts; or (f) enter into any other contract, lease or agreement that will be binding after Closing unless the Centennial Entities have entered into such contract, lease or agreement in the ordinary course of business and consistent with past practice and such contracts, leases or agreements do not impose obligations in excess of Twenty-five Thousands Dollars per agreement or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate; provided, however, that the limitation in this clause (d) shall not apply to time sales agreements entered into by the Centennial Entities in the ordinary course of business, consistent with past practice and in exchange for cash but only if such time sales agreements provide for termination upon sixty (60) days notice by the Centennial Entities (or by any party to which the Centennial Entities assign or transfer such agreement) without financial penalty.

              4.11.7 Sellers shall not create any Lien on the Equity Interests.

              4.11.8 Prior to the Closing, and except for the Preliminary Transfers, the Centennial Entities shall not, and Sellers shall cause the Centennial Entities not to, without the written consent of Buyer:

              (a) issue, deliver, sell, pledge or otherwise encumber, amend, split, combine or reclassify any shares of its capital stock or its membership interests, as the case may be, any other voting or equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting or equity securities or convertible securities, except that the Operating Agreement of Centennial Broadcasting may amended to reallocate profits and losses among the current members;

              (b) amend its articles of incorporation and by-laws or articles of organization and limited liability company agreement, provided that the Operating Agreement of Centennial Broadcasting may be amended to reallocate profits and losses among the current members;

              (c) make, declare or set aside any dividend or distribution with respect to the Equity Interests or any other equity securities of the Centennial Entities or redeem or repurchase any of the Equity Interests or any other equity securities of the Centennial Entities;

              (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, entity or other business organization or division thereof or (ii) any other material assets, except purchases of furnishings and equipment in the ordinary course of business consistent with past practice or in accordance with the 2000 capital expenditure plan;

              (e) (i) incur any Financing Obligations, enter into any "keep well" or other Contract to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans or advances or capital contributions to, or investments in, any other person entity other than (A) loans, advances or capital contributions to any of the

Centennial Entities, and (B) extensions of credit to customers in the ordinary course of business and consistent with past practice. "Financing Obligations" means (i) indebtedness of any of the Centennial Entities for borrowed money,
(ii) obligations of any of the Centennial Entities evidenced by bonds, notes, debentures, letters of credit, or similar instruments, (iii) obligations of any of the Centennial Entities under capitalized leases that are not extinguished in full at or prior to Closing, (iv) obligations of any of the Centennial Entities under conditional sale, title retention or similar agreements or arrangements creating an obligation of any of the Centennial Entities with respect to the deferred purchase price of property (other than customary trade credit), (v) interest rate and currency obligation swaps, hedges or similar arrangements and
(vi) all obligations of any of the Centennial Entities to guarantee any of the foregoing types of obligations on behalf of others;

                     (f) except in the ordinary course of business consistent with past practices, modify, amend or terminate any Contract set forth on Schedule 1.2.3 or waive, release or assign any material rights or claims;

                     (g) change accounting methods, principles or practices, if such charge materially affects the assets, liabilities or business of the Centennial Entities, except insofar as may have been required by a change in GAAP;

                     (h) make any Tax election that could affect Buyer or the Centennial Entities after Closing or settle any Tax audit for any material amount; or

                     (i) authorize any of, or commit or agree to take any of, the foregoing actions.

              4.12 Resignations of Directors and Officers. The Sellers and the Centennial Entities shall cause all officers, directors, advisory board members and all similar officeholders of the Centennial Entities to deliver their written resignations to Buyer, which resignations shall be effective at the Closing (assuming Buyer elects one or more duly qualified directors to replace such resigning directors at the Closing) and shall be in form and substance satisfactory to Buyer. Each such resignation shall state that the Centennial Entities are not in any way indebted or obligated to the resigning party for termination pay, loans, advances, or otherwise.

              4.13 Adverse Developments. The Sellers and the Centennial Entities shall promptly notify Buyer of any unusual or materially adverse developments that occur prior to Closing with respect to the Assets or the operation of the Stations; provided, however, that the Centennial Entities' compliance with the disclosure requirements of this Section 4.13 shall not relieve the Sellers or the Centennial Entities of any obligation with respect to any representation, warranty or covenant of the Centennial Entities in this Agreement or waive any condition to Buyer's obligations under this Agreement.

              4.14 Administrative Violations. If any of the Centennial Entities receives any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Stations' operations violates any rule or regulation of the Commission or of any other governmental authority (an "Administrative Violation"), including without limitation any rule or regulation concerning environmental protection, the employment of labor, or equal employment opportunity, the Centennial Entities shall promptly notify Buyer of the Administrative Violation, shall use its best efforts to remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

              4.15 Bulk Sales Act. Sellers agree to jointly and severally indemnify, defend, and hold Buyer harmless against any claims, liabilities, costs, or expenses, including reasonable attorneys' fees, that Buyer may incur as a result of the failure to comply with the bulk sales provisions of the Uniform Commercial Code or similar laws with respect to the transactions contemplated hereby.

              4.16 Control of Stations. This Agreement shall not be consummated until after the Commission has given its written consent thereto, and notwithstanding anything herein to the contrary, between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct the operation of the Stations. Such operations shall be the sole responsibility of Centennial License.

              4.17 Removal of Financing Obligations. At or prior to the Closing, Sellers and the Centennial Entities shall cause all Financing Obligations of the Centennial Entities to be repaid or otherwise terminated.

              4.18 Buyer's Financing: Other Documents and Acts. Sellers and the Centennial Entities shall execute such other documents and perform such other acts as may be necessary with respect to Buyer's financing of the Transaction, provided that Sellers shall not be obligated to execute any document that imposes additional or increased obligations on Sellers.

              4.19 KSTJ(FM) Technical Facility Upgrades. Sellers and the Centennial Entities agree to consult with Buyer in good faith in all respects regarding the KSTJ Signal Upgrade (as that term is defined in Section 1.8.3). In this regard, Buyer shall have the right to consult with the consulting engineer hired by the Centennial Entities' for the project and the right to inspect the KSTJ facilities during the implementation of the project. Further, Sellers and the Centennial Entities shall submit for approval to Buyer, which approval shall not be unreasonably withheld, a detailed proposal for the KSTJ Signal Upgrade, which proposal shall include a budget which in the aggregate shall not exceed Two Million Six Hundred Fifty Thousand Dollars ($2,650,000) including all payments required to be made under the Spectrum Scan Agreement and the Technical Facility Expenses. The parties acknowledge that the budget contains Seller's reasonable estimate of the costs of the Technical Facilities Expenses and does not constitute a guarantee of the amount of such costs in order to accomplish the KSTJ Signal Upgrade. Sellers will not agree to increase the amounts payable by Centennial under the Spectrum Scan Agreement without Buyer's prior approval, such approval not to be unreasonably withheld. Buyer will not have any claim against Sellers in the event that the costs of the Technical Facilities Expenses exceed the budgeted amount therefor, irrespective of whether such amounts are paid before or after Closing; provided however that the foregoing does not supersede any rights of approval

Buyer may have with respect to contracts entered into in connection with the KSTJ Signal Upgrade. The cost of the transmitter site lease for the KSTJ Signal Upgrade shall not be included in the budget. This detailed proposal shall be submitted to Buyer before equipment is purchased or construction is begun with respect to the Technical Facility Upgrades. Buyer agrees to cause Centennial to perform any remaining legal obligations of Centennial under the Spectrum Scan Agreement after Closing and any other agreements entered into by Centennial after the date hereof to implement the Technical Facilities Upgrade, provided that such agreements have been approved by Buyer, which approval shall not be unreasonably withheld.

              4.20 Public Announcements. Sellers and the Centennial Entities and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Buyer is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. Nothing in this Section shall prevent either party from disclosing information to its accountants, attorneys or other advisors.

              4.21 Instructions for Certain Payments to Third Parties. At least three (3) days prior to Closing, Sellers shall provide written instructions to Buyer regarding the satisfaction, out of the Purchase Price proceeds, of Sellers' obligations pursuant to the Retained Liabilities described in Section 1.5.11 to pay certain amounts to the third parties described therein at the Closing. These written instructions shall set forth the gross amount due to each such third party, the amount to be withheld by Seller Representative for payment of taxes in respect of these payments and the net amount to be paid to each such third party.

              4.22 Additional Covenant. Buyer, the Centennial Entities and the Sellers shall take all commercially reasonable efforts to cause the consummation of the transactions contemplated by this Agreement. Buyer, the Centennial Entities and the Sellers shall not take any action that is inconsistent with their obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement, and each party shall notify the other if any of its representations and warranties are no longer true and correct. Neither Sellers, the Centennial Entities nor any of their respective representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any person or entity (other than Buyer or any affiliate or associate of Buyer and their respective representatives and agents) concerning any possible disposition of the Stations, the Equity Interests, any of the Assets, or any similar transaction.

              4.23 Copies of FCC Applications. The Centennial Entities shall promptly deliver to Buyer copies of any applications filed with the FCC with respect to any of the Stations upon filing the same with the FCC.

       4.24 Estoppel Certificates. Sellers shall use commercially reasonable efforts to obtain executed versions of the Estoppel Certificates in the form of Exhibit H hereof.

                                   ARTICLE V.
                              CONDITIONS PRECEDENT

       5.1 Mutual Conditions. The obligation of both Sellers and Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions:

              5.1.1 Governmental Consents. The Commission shall have granted its consent to the Transfer Applications (the "FCC Consent"). Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without receipt of any second or subsequent request for information from the Department of Justice or Federal Trade Commission, or the time period for further action by such agencies following any such second or subsequent request for information shall have passed, and there shall have been neither any commencement of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the Transaction, nor any written notice from such governmental authority of a decision to commence such litigation, which has not been withdrawn or otherwise resolved.

              5.1.2 Absence of Litigation. As of the Closing Date, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of the Transaction shall be pending before any court, the Commission, or any other governmental authority; provided, however, that this condition may not be invoked by a party if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, such party in breach of this Agreement.

       5.2 Conditions to Buyer's Obligation. In addition to satisfaction of the mutual conditions contained in Section 5.1, the obligation of Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions:

              5.2.1 Representations and Warranties. The representations and warranties of Sellers and the Centennial Entities to Buyer shall be true, complete, and correct in all material respects (without regard to any materiality limitation contained in any representation or warranty) as of the Closing Date with the same force and effect as if then made, except to the extent expressly made as of an earlier date.

              5.2.2 Compliance with Conditions. All of the terms, conditions and covenants to be complied with or performed by Sellers and the Centennial Entities on or before the Closing Date shall have been timely complied with and performed in all material respects (without regard to any materiality limitation contained in any term, condition and covenant).

              5.2.3 No Material Adverse Development. No material adverse development shall have occurred with respect to the Stations, the Assets, the Centennial Entities or the Equity Interests that results in a significant impairment to the ability of the Stations to operate as they are currently operated or represents a substantial impairment of the aggregate value of the Stations, the Assets, the Centennial Entities or the Equity Interests.

              5.2.4 Station Licenses. On the Closing Date, Centennial License shall be the lawful holder of the Station Licenses; the Station Licenses shall be in full force and effect, in accordance with their terms, and with respect to the Station Licenses other than broadcast auxiliary licenses, the balance of the current license term shall be that applicable generally to radio broadcast stations licensed to communities in the state where the Station in question is located; and the Station Licenses shall be unimpaired by any acts or omissions of Sellers, the Centennial Entities or their employees, agents, officers, directors, members or shareholders.

              5.2.5 Closing Documents. Sellers and the Centennial Entities shall deliver to Buyer all of the closing documents specified in Section 1.7.2, all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in transactions of this type and reasonably acceptable to Buyer.

              5.2.6 Preliminary Transfers. Sellers and the Centennial Entities shall have effected in Preliminary Transfers at least one day prior to the Closing and shall have provided certified copies of the documentation, which shall be reasonably satisfactory to Buyer, necessary and advisable to have effected the Preliminary Transfers;

              5.2.7 Third Party Consents. Sellers and the Centennial Entities shall have obtained all consents required under the Material Contracts in connection with the consummation of the Transaction (a "Required Consent"), such that after the Closing the Centennial Entities will continue to enjoy all of their rights and privileges under the Contracts subject only to the same obligations as are currently binding thereunder, pursuant to the present terms thereof. In the event the Centennial Entities fail to obtain any consent required under a Contract in connection with the consummation of the Transaction (other than a Required Consent), such Contract shall be assigned to Sellers or their affiliates at Closing; provided, however, that Buyer may elect to require that Sellers provide Buyer or the Centennial Entities the benefits under such Contract until such necessary consent is obtained and such Contract is then reassigned to Buyer or a Centennial Entity; provided further, that Buyer shall reimburse Sellers for amounts paid by Sellers pursuant to the terms of such Contracts to the extent Buyer or a Centennial Entity receives benefits thereunder.

              5.2.8 Finality. The FCC Consent shall have become a Final Order. "Final Order" means an order or action of the Commission that, by reason of expiration of time or exhaustion of remedies, is no longer subject to administrative or judicial reconsideration or review in the normal course.

              5.2.9 Satisfactory Environmental Assessment. To the extent that the Environmental Assessment or additional testing conducted pursuant to Section
4.6 hereof reflects the existence of conditions contrary to any representation or warranty in this Agreement, either (i) Sellers shall have completed the remediation of such conditions in accordance with Section 5.6 hereof or (ii) Buyer shall have provided notice to Sellers of Buyer's election to proceed to Closing with the proration to the Purchase Price specified in Section 4.6 hereof.

              5.2.10 Centennial Broadcasting Management Agreement. Sellers shall have terminated the Management Agreement among them relating to the operation of Centennial Broadcasting and shall have provided sufficient evidence of such termination to Buyers.

              5.2.11 WBYU(AM) Transmitter Site. The replacement tower for WBYU(AM) shall have been constructed to the reasonable satisfaction of Buyer at the Parcel X-1 site that will be the subject of a ground lease with the terms set forth in the draft ground lease previously provided to Buyer (the "New WBYU Antenna Site"); the FCC shall have authorized the operation of WBYU(AM) at the New WBYU Antenna Site either by the grant of a construction permit and program test authority or by the grant of a Special Temporary Authority; all governmental permits and authorizations for the construction of the replacement tower structure at the New WBYU(AM) Antenna Site shall have been obtained, including any required FAA clearance and zoning authorizations; and WBYU(AM) shall be operating at the New WBYU Antenna Site either substantially in accordance with the specifications in the Engineering Exhibit when considered as a whole or pursuant to Special Temporary Authority with power limitations that are imposed by the FCC in connection with the grant of the Special Temporary Authority. In the event that WBYU(AM), as of the Closing, is operating at the New WBYU Antenna Site pursuant to a Special Temporary Authority, then either there shall pending before the FCC or the FCC shall have granted an application for a construction permit authorizing facilities for WBYU(AM) at the New WBYU(AM) Antenna Site with signal coverage that is substantially in accordance with the specifications in the Engineering Exhibit when considered as a whole.

       5.3 Conditions to Sellers' and the Centennial Entities' Obligation. In addition to satisfaction of the mutual conditions contained in Section 5.1, the obligation of Sellers and the Centennial Entities to consummate this Agreement is subject to satisfaction of each of the following conditions:

              5.3.1 Representations and Warranties. The representations and warranties of Buyer to Sellers and the Centennial Entities shall be true, complete and correct in all material respects (without regard to any materiality limitation contained in any representation or warranty) as of the Closing Date with the same force and effect as if then made, except to the extent expressly made as of an earlier date; provided, that if Buyer elects to pay the Purchase Price entirely in cash, Sellers' and the Centennial Entities' obligation to consummate this agreement shall not be conditioned upon the truth, completeness, or correctness of Buyer's representations and warranties contained in Sections 3.6, 3.7, 3.8, 3.9 or 3.10 and such representations and warranties shall be treated for all purposes under this Agreement as if never given.

              5.3.2 Compliance with Conditions. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been timely complied with and performed in all material respects (without regard to any materiality limitation contained in any term, condition and covenant).

              5.3.3 Payment. Buyer shall have delivered the stock certificate(s) described in Section 1.7.3(a) and the payment described in
Section 1.7.3(b).

              5.3.4 Closing Documents. Buyer shall deliver to Sellers all the closing documents specified in Section 1.7.3, all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in transactions of this type and reasonably satisfactory to Seller.

                                  ARTICLE VI.
                            POST-CLOSING OBLIGATIONS

       The parties covenant and agree as follows with respect to the period subsequent to the Closing Date:

       6.1    Indemnification.

              6.1.1 Buyer's Right to Indemnification. Sellers undertake and agree to jointly and severally indemnify, defend by counsel reasonably acceptable to Buyer, and hold harmless Buyer, its parent, subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "Buyer Indemnitees") from and against and in respect of any and all losses, costs, liabilities, claims, obligations, diminution in value and expenses, including reasonable attorneys' fees, incurred or suffered by a Buyer Indemnitee ("Losses") arising from (a) the claims of third parties with respect to the Centennial Entities' operation of the Stations or ownership of the Assets prior to Closing not expressly assumed by Buyer pursuant to this Agreement or otherwise consented to by Buyer in writing; (b) a breach, misrepresentation, or other violation of any of Sellers' or the Centennial Entities' covenants, warranties or representations contained in this Agreement (in each case, read, including for purposes of determining whether a breach of such covenant, warranty or representation has occurred, without regard to materiality qualifications that may be contained therein); (c) all liabilities of Sellers, the Centennial Entities or the Stations related to the period prior to the Closing Date and not expressly assumed by Buyer pursuant to this Agreement or otherwise consented to by Buyer in writing; (d) all Liens on any of the Assets that are not expressly permitted by this Agreement or otherwise consented to by Buyer in writing; (e) all Administrative Violations and alleged Administrative Violations occurring prior to the Closing Date; (f) any breach or default by any of the Centennial Entities under any Contract prior to the Closing Date; (g) any liabilities or obligations of Sellers not expressly assumed by Buyer pursuant to the terms hereof; (h) the litigation described on Schedule 2.16; (i) the facts and circumstances described on Schedule 2.21; (j) the conditions disclosed in the Phase I report referenced on Schedule 2.30.1; (k) the Asset Purchase Agreement dated August 12, 1998 by and among Jacor Broadcasting of Las Vegas, Inc., Centennial Broadcasting and Centennial License, but excluding amounts required to be paid as a result of a judicial action that Buyer or any affiliate of Buyer directly or indirectly maintained or voluntarily assisted in maintaining, and also excluding Losses arising from a breach of that Agreement by Centennial Broadcasting or Centennial License after the Closing Date; (l) the assets of WBYU-AM (A) not being operated pursuant to a Final Order (the "WBYU Final Order") granting an application on FCC Form 302 to license the construction of such facilities in accordance with the specifications for construction set forth in the draft engineering portion of an as yet unfiled application for construction permit on FCC Form 301 to change the transmitter site of the station, which draft engineering portion is attached hereto as Exhibit J (the "Engineering Exhibit") and (B) not being constructed in an essentially equivalent manner to that set forth in the Engineering Exhibit; provided however, that liability in the case of this item (l) shall not exceed the sum of Three Million Dollars ($3,000,000); and provided further that notwithstanding anything to the contrary herein the right of indemnification under this item (l) shall survive until one year after the date the WBYU Final Order becomes a Final Order. In addition to the foregoing, Sellers agree to refund to Buyer within 10 business days after a written request by Buyer the KSTJ Upgrade Amount and to pay to Buyer or its designee any other amounts, which together with the KSTJ Amount are not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) paid on or after Closing under the Spectrum Scan Agreement Agreement by Buyer or any party controlled by it or under common control with it if, despite commercially reasonable efforts by Buyer over a period of one year to secure a transmitter site for the KTSJ Signal Upgrade on commercially reasonable terms which transmitter site will permit operation of that station at full Class C facilities, Buyer is unable to secure a such a transmitter site; provided however, that if at any time within 12 months after Sellers make such refund, Buyer commences operation of KSTJ(FM) with full Class C facilities, Buyer shall promptly return the refund payment to Sellers . The foregoing indemnity is intended by Sellers to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, diminution in value, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth. Notwithstanding the foregoing, with respect to the breach of any representation or warranty made herein that is made severally and not jointly, the obligations of the Sellers to indemnify the Buyer Indemnitees for Losses therefrom shall be several and not joint, and shall be the obligation only of the Seller breaching such representation and warranty.

              6.1.2 Sellers' Right to Indemnification. Buyer undertakes and agrees to indemnify, defend by counsel reasonably acceptable to Sellers, and hold harmless Sellers, their affiliates, successors and assigns and their respective employees, representatives and agents and, prior to the Closing Date, the Centennial Entities, and their respective directors, officers, employees and shareholders, representatives and agents (hereinafter referred to collectively as "Seller Indemnitees") against any and all Losses incurred or suffered by a Seller Indemnitee arising from (a) the claims of third parties with respect to the operation of the Stations or ownership of the Assets or the Equity Interests after Closing; (b) a breach, misrepresentation, or other violation of any of Buyer's covenants, warranties or representations contained in this Agreement (in each case, read, including for purposes of determining whether a breach of such covenant, warranty or representation has occurred, without regard to materiality qualifications that may be contained therein); (c) the Assumed Liabilities; (d) any breach or default by Buyer or the Centennial Entities under any Contract on or after the Closing Date; and (e) all Administrative Violations and any alleged Administrative Violation occurring for the first time on or after the Closing Date, provided, that if Buyer elects to pay the Purchase Price entirely in cash, Buyer shall have no obligation to indemnify any Seller Indemnitee for a breach, misrepresentation, or other violation of Buyer's representations and warranties contained in Sections 3.6, 3.7, 3.8, 3.9 or 3.10. The foregoing indemnity is intended by Buyer to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

              6.1.3 Conduct of Proceedings. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "Indemnified Party") shall give written notice thereof to the other party (the

"Indemnitor") within ten (10) business days after the Indemnified Party is served with, or otherwise notified of, a claim by a third party and, as to all other claims or proceedings, promptly after the Indemnified Party learns of the existence of such claim or proceeding; provided, however, that the Indemnified Party's failure to give the Indemnitor notice within such time period shall not bar the Indemnified Party's right to indemnification except to the extent that such failure has prejudiced the Indemnitor's ability to defend the claim or proceeding. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnitor may, by giving written notice to the Indemnified Party within fifteen (15) days following its receipt of the notice of such claim acknowledging its obligation to indemnify the Indemnified Party for the claim under this Section 6.1, elect to assume the defense or the prosecution of such claim, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its commercially reasonable efforts to take actions (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. If the Indemnitor elects to assume the defense or prosecution of such claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnitor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense. Whether or not the Indemnitor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. If the Indemnitor elects not to assume the defense or prosecution of such claim, the Indemnified Party may compromise, settle or otherwise dispose of such claim upon the consent of the Indemnitor, which consent shall be given unless the terms of the proposed compromise, settlement or other disposition are unreasonable and which shall be deemed given ten (10) business days after notice of such proposed compromise, settlement or other disposition unless Indemnitor objects within such ten-business-day period. In the event of payment by the Indemnitor to the Indemnified Party in connection with any Loss arising out of a third party claim, the Indemnitor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such indemnified matter. The Indemnified Party shall cooperate with the Indemnitor in prosecuting any subrogated claim.

              6.1.4 Indemnification Sole Remedy. After Closing, the right to indemnification hereunder shall be the exclusive remedy of any party in connection with any breach by another party of its representations, warranties, or covenants, in lieu of any remedy to which any party may otherwise be entitled as a result of any such breach, except in cases of common law fraud.

              6.1.5 Limits on and Conditions of Indemnification; Threshold and Cap. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to make a claim against an Indemnitor in respect of any breach of this Agreement except to the extent that the aggregate amount of such damages exceeds the amount of One Hundred Thousand Dollars ($100,000) (the "Threshold Amount"); provided, however, that once the Threshold Amount has been exceeded, such Indemnitor shall be liable for the full amount of such damages. Notwithstanding any other provision of the Agreement, neither the indemnity obligation of Sellers nor the indemnity obligation of Buyer shall exceed Fifteen Million Dollars ($15,000,000) (the "Indemnity Cap Amount"). This Section 6.1.5 shall not apply to a breach, misrepresentation or other violation by any party of the covenants contained in this Agreement. The threshold provisions of this
Section 6.1.5 shall not apply to any breach, misrepresentation or other violation by the representations and warranties of Sellers or the Centennial Entities contained in Sections 2.2, 2.3, 2.4, 2.5, 2.17, 2.23, 2.24 and 2.27 or
to Buyer's right to indemnification for Losses arising under Sections 6.1.1(h),
(i), (j) (k) and (l). The obligation of the Sellers to indemnify Buyer under
Section 6.1.1(l) and the sentence immediately after the sentence containing
Section 6.1.1 (l) shall be in addition to, and not part of, the Indemnity Cap Amount. For purposes of this Section 6.1.5(a), the claims of Sellers and, if the Closing shall not have occurred, the claims of the Centennial Entities, shall be aggregated as if such parties were a single indemnittee. Claims made under Sections 6.1.1 and 6.1.2 must be submitted to the Indemnitor within the relevant survival period as set forth in Section 10.5.

              6.1.6 Indemnification Escrow. As security for the indemnities and other agreements of Sellers in this Agreement, at Closing, Buyer, Sellers and a mutually acceptable escrow agent shall enter into the Indemnification Escrow Agreement attached hereto as Exhibit E, pursuant to which Buyer shall deposit with the escrow agent under the Indemnification Escrow Agreement at Closing either Five Million Dollars ($5,000,000) of the Purchase Price in cash or stock certificates evidencing Five Million Dollars ($5,000,000) worth of BBGI Class A Common Stock (as calculated pursuant to Section 1.6).

       6.2 Post-Closing Access. Each party agrees that it will cooperate with and make available to the other party, during normal business hours and upon reasonable notice, all books and records which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 6.2 shall be kept confidential by the party receiving it. If Buyer or any Seller is required by legal process or operation of law to disclose any confidential information, it shall provide the other party with prompt written notice of such request so that such other party may seek an appropriate protective order.

       6.3 Future Financings. Sellers acknowledge that Buyer may use the pre-Closing financial statements of the Centennial Entities and other information regarding the pre-Closing operations of the Centennial Entities in connection with future financings by Buyer, including in secondary public offering prospectuses and registration statements filed under the Securities Act of 1933, as amended (the "Public Filings") to be issued or filed by Buyer. For a period of three (3) years from the Closing Date, Sellers shall cooperate in a commercially reasonable manner with Buyer so that Buyer can obtain information sufficient for Buyer to prepare such prospectuses and Public Filings, in each case the out-of-pocket costs for which shall be borne solely by Buyer. The foregoing cooperation of Sellers shall include (i) with respect to the period of time that each of the Stations was owned or controlled by the Centennial Entities or Sellers, compiling the requisite financial information, including supplying financial information for purposes of comfort letters to be issued in connection with Public Filings, (ii) granting Buyer and its accountants full and complete access to the books and records of Sellers and to any personnel knowledgeable about such books and records (including the Sellers' accountants), in each case, to the extent reasonably requested by Buyer and (iii) with respect to the period of time that each of the Stations was owned or controlled by the Centennial Entities or Sellers, signing customary management representation letters related to the financial statements and any comfort letters. With respect to matters described in clause (i), for periods prior to the time a Station was owned or controlled by the Centennial Entities or Sellers, Sellers agree to provide all relevant financial information in their possession with respect to such periods, to contact the former owners of the Stations on behalf of Buyer and to assist Buyer in arranging access to financial information of such former owners.

       6.4 Centennial Entities Name Change. Within two (2) business days after the Closing, Buyer shall file with the Secretary of State of North Carolina such filings as may be necessary to amend the articles of incorporation or limited liability company articles of organization of the Centennial Entities to change the names of the Centennial Entities to a name that does not use the word "Centennial." Buyer shall provide receipt-stamped copies of those filings to Sellers within thirty (30) days after the Closing.

                                  ARTICLE VII.
                             DEFAULT AND TERMINATION

       7.1 Termination by Sellers or the Centennial Entities. This Agreement may be terminated by Sellers and the Centennial Entities and the purchase and sale of the Equity Interests abandoned, if Sellers and the Centennial Entities are not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

              7.1.1 If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers and the Centennial Entities set forth in this Agreement have not been satisfied in all material respects or waived in writing by Sellers and the Centennial Entities and Buyer shall not have cured such failure to satisfy such conditions within ten (10) days thereafter.

              7.1.2 If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing.

              7.1.3  If the Closing shall not have occurred by the Upset Date.

              7.1.4 If there shall have been any material breach of any representation, warranty, covenant or agreement made herein on the part of Buyer and Buyer shall not have cured such breach within twenty (20) days after Sellers or the Centennial Entities have given notice to Buyer of such breach, provided, that if Buyer elects to pay the Purchase Price entirely in cash, Sellers and the Centennial Entities shall have no right to terminate this Agreement for a breach, misrepresentation, or other violation of Buyer's representations and warranties contained in Sections 3.6, 3.7, 3.8, 3.9 or 3.10.

       7.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Equity Interests abandoned, if Buyer is not then in material default, upon written notice to Sellers, upon the occurrence of any of the following:

              7.2.1 If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied in all material respects or waived in writing by Buyer and Sellers and the Centennial Entities shall not have cured such failure to satisfy such conditions within ten (10) days thereafter.

              7.2.2 If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing.

              7.2.3  If the Closing shall not have occurred by the Upset Date.

              7.2.4 If there shall have been any material breach of any representation, warranty, covenant or agreement made herein on the part of any of the Sellers or the Centennial Entities and such party shall not have cured such breach within twenty (20) days after Buyer has given notice to Sellers or the Centennial Entities of such breach.

       7.3 Designation for Hearing. Either party may terminate this Agreement upon notice to the other, if, for any reason, the Transfer Applications are designated for hearing by the Commission; provided, however, that notice of termination must be given within twenty (20) days after release of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section 7.3, the parties shall be released and discharged from any further obligation hereunder.

       7.4    Damage.

              7.4.1 Risk of Loss. The risk of loss or damage to the Assets shall be upon Sellers and the Centennial Entities at all times prior to the Closing. In the event of any material loss or damage, Sellers and the Centennial Entities shall promptly notify Buyer thereof and shall repair, replace and restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement and restoration has not been completed prior to the Closing Date, Buyer may, at its option:

              (a) elect to terminate this Agreement, but only if the failure to repair, replace and restore the lost or damaged property continues for a period in excess of sixty (60) days from the date that would be the Closing Date without consideration of this Section 7.4.1;

              (b) elect to consummate the Transaction on the Closing Date in which event Sellers shall pay to Buyer the amount necessary to restore the lost or damaged property to its former condition and against such obligation shall assign to Buyer all of Sellers' rights under any applicable insurance policies; or

              (c) elect to postpone the Closing Date, with prior consent of the Commission if necessary, which consent both parties will use their reasonable best efforts to obtain, until a date within fifteen (15) business days after Sellers and the Centennial Entities give written notice to Buyer of completion of the repair, replacement and restoration of such lost or damaged property. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or a restored, Buyer may terminate this Agreement, and the parties shall be released and discharged from any further obligation hereunder.

              7.4.2 Failure of Broadcast Transmission. Sellers and the Centennial Entities shall give prompt written notice to Buyer if either of the following (a "Specified Event") shall occur at any of the Stations: (a) the regular broadcast transmissions of any of the Stations in the normal and usual manner are interrupted or discontinued; (b) any of the Stations that are FM broadcasting stations are operated at less than their respective licensed antenna height above average terrain or at less than ninety percent (90%) of their respective licensed effective radiated power; or (c) WBYU(AM) is operated at less than ninety percent (90%) of its licensed power. If any Specified Event at a Station persists for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the markets served such Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (x) terminate this Agreement by written notice given to Sellers not more than ten (10) days after the expiration of such thirty (30) day period, or (y) proceed in the manner set forth in Section 7.4.1; provided however, that the amount of time that broadcasting is discontinued (if any) during the anticipated move to the New WBYU(AM) Antenna Site, up to 72 hours, shall be disregarded for purposes of this sentence. With regard to WBYU(AM), the parties acknowledge that WBYU(AM) may be required to operate pursuant to Special Temporary Authorization of the FCC and at reduced power as required by the FCC's grant of Special Temporary Authorization, in connection with the implementation of the move of its antenna site to the New WBYU Antenna Site and the parties acknowledge that such operations do not give Buyer a right to terminate under this Section 7.4.2. Sellers. The Centennial Entities promptly shall provide Buyer with any correspondence between the Centennial Entities and the FCC relating to the implementation of the move to the New WBYU Antenna Site. This Section 7.4.2 shall not limit the rights of Buyer under Section 5.2.12 with regard to WBYU(AM). In the event of termination of this Agreement by Buyer pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.

              7.4.3 Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section 7.4, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Sellers and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be paid one-half by Sellers and one-half by Buyer.

       7.5 Legal Actions. If, prior to the Closing Date, any action, suit, or proceeding shall have been instituted by or before any court or other governmental authority

(other than the Commission) to enjoin, restrain, or prohibit the consummation of the Transaction, the Closing may be adjourned at the option of either party, with prior consent of the Commission if necessary, which consent both parties will use their reasonable best efforts to obtain, for a period of up to thirty
(30) days, and if, at the end of such period, the action, suit, or proceeding shall not have been favorably resolved, either party may, by written notice to the other, terminate this Agreement; provided, however, that if such action, suit, or proceeding shall have been solicited or encouraged by, or instituted as a result of any act or omission in breach of this Agreement of, Sellers or the Centennial Entities or Buyer, then such party shall not have any right of adjournment or termination pursuant to this Section. In the event of termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.

       7.6 Effect on Obligations. Termination of this Agreement pursuant to this Article VII shall terminate all obligations of the parties hereunder, except for the obligations under Section 10.1 (entitled "Brokerage"), Section
10.2 (entitled "Expenses") and Section 10.4 (entitled "Attorneys' Fees"); provided, however, that termination pursuant to Section 7.1.4 or Section 7.2.4 shall not relieve the breaching or defaulting party from any liability to the other party or affect Sellers' right to liquidated damages under Section 8.2.

                                 ARTICLE VIII.
                                    REMEDIES

       8.1 Letter of Credit. Within seventy-two (72) hours of the execution and delivery of this Agreement, Buyer shall deliver a letter of credit in the amount of Five Million Dollars ($5,000,000) (the "Letter of Credit") in the form of Exhibit K hereto to First Union National Bank (the "Escrow Agent") in accordance with the escrow agreement among Buyer, Sellers and the Escrow Agent (the "Escrow Agreement") attached hereto as Exhibit I. The Letter of Credit shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

              8.1.1 Upon Closing, Buyer and Sellers shall jointly instruct the Escrow Agent to return the Letter of Credit to Buyer.

              8.1.2 If this Agreement is terminated pursuant to Section 4.6, 7.2, 7.3, 7.4 or 7.5 and Buyer is not in material breach of this Agreement, Buyer and Sellers shall jointly instruct the Escrow Agent to return the Letter of Credit to Buyer.

              8.1.3 If this Agreement is terminated pursuant to Section 7.1.4 or otherwise on account of a breach by Buyer, and Sellers are not in material breach of this Agreement, then Buyer and Sellers shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement to Sellers.

       8.2    Sellers' Remedies. If this Agreement is terminated by Sellers and
Section 8.1.3 applies, then the payment to Sellers pursuant to Section 8.1.3 shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Sellers and the Centennial Entities. Sellers and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to Sellers pursuant to


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

Section 8.1.3 is a fair and equitable amount to reimburse Sellers and the Centennial Entities for damages sustained due to Buyer's breach of this Agreement. Sellers and the Centennial Entities waive all claims to damages arising from any termination of this Agreement except for liquidated damages under the circumstances set forth in Section 8.1.3.

       8.3 Buyer's Remedies. The parties recognize that if, prior to Closing, Sellers or the Centennial Entities breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Buyer to enforce this Agreement prior to Closing, Sellers and the Centennial Entities shall waive the defense that there is an adequate remedy at law. In the event Buyer elects to terminate this Agreement as a result of Sellers' or the Centennial Entities' default instead of seeking specific performance, Buyer shall be entitled to institute proceedings to recover Buyer's damages. Following the Closing, Buyer shall be entitled, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement if such remedy is available at equity.

                                 ARTICLE IX.
                                 TAX MATTERS

       9.1    Taxes.

              9.1.1 Allocation of Responsibility. From and after the Closing Date, the Sellers shall pay any Taxes payable by a Centennial Entity (i) for all taxable periods ending on or prior to the Closing Date, (ii) for all taxable periods beginning prior to the Closing Date and ending after the Closing Date (a "Pre-Closing Partial Period"), for that portion of such taxable period up to and including the Closing Date, and (iii) as a result of any breach of any representation or warranty in Section 2.17 or any covenant made by Sellers or Seller Representative in this Article IX or in Section 1.5.13 of this Agreement. Notwithstanding the foregoing, no payment shall be required for Taxes to the extent reserves for such Taxes are included in the calculation of the Final Net Working Capital Amount (other than any reserves for deferred Taxes established to reflect timing differences between book and Tax income) after adjustment (if any) under Section 1.8.1(c).

              9.1.2 Payment of Tax Obligation. Buyer shall notify the Sellers of any Tax obligation of a Centennial Entity at least fifteen (15) days before such obligation is due to be paid. Sellers shall wire transfer funds to Buyer for value no later than three (3) days before such payments are due.

              9.1.3 Returns. Sellers shall cause to be prepared in a manner consistent with past practices all Tax Returns of each Centennial Entity for taxable years or periods ending on or before the Closing Date but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing). Sellers shall file all such Tax Returns and shall cause to be timely paid all Taxes required to be paid for the periods covered by such Tax Returns. Notwithstanding the foregoing, no payment shall be required to be paid for Taxes to the extent reserves for such Taxes are included in the calculation of the Net Working Capital Amount on the Closing Balance Sheet (other than any reserves for deferred Taxes established to reflect timing differences between book and Tax income). Buyer shall cause to be prepared in a manner consistent with past practices, except as otherwise required by applicable law, and to be filed all other required Tax Returns of a Centennial Entity for any period commencing before, and ending after, the Closing Date.

              9.1.4 Refunds. Sellers shall be entitled to retain, or receive payment from Buyer within fifteen (15) days of the receipt of any Tax refunds or credits relating to a Centennial Entity that were paid with respect to (i) all taxable periods ending on or prior to the Closing Date, and (ii) Pre-Closing Partial Periods, for that portion of such taxable period up to and including the Closing Date, except in each case to the extent such refund or credit arises as the result of a carryback of a loss, credit or other tax benefit arising after the Closing Date. Buyer shall, if Seller Representative so requests and at Seller Representative's expense, cause a Centennial Entity to file for and obtain any refund to which Sellers are entitled to under this Section 9.1(d), provided that Seller Representative shall not file, and Buyer shall not be obligated to file, to obtain any refund that would have the effect of (x) increasing any Tax liability of a Centennial Entity or (y) otherwise materially and adversely affect any item or Tax attribute of a Centennial Entity, in each case for any taxable period ending after the Closing Date, without Seller Representative first obtaining Buyer's consent, which consent shall not be unreasonably withheld. Buyer shall permit Seller Representative to control (at the Seller Representative's expense) the prosecution of such refund claim, and shall cause powers of attorney authorizing Seller Representative to represent a Centennial Entity before the relevant taxing authority with respect to such refund to be executed, provided that Seller Representative (i) shall keep Buyer informed regarding the progress and substantive aspect of any such refund and
(ii) shall not compromise or settle any such refund without obtaining Buyer's consent, which consent shall not be unreasonably withheld, if such compromise or settlement would have the effect of (x) increasing any Tax liability of a Centennial Entity or (y) otherwise materially and adversely affect any item or Tax attribute of a Centennial Entity, in each case for any taxable period ending after the Closing Date. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this section 9.1(d) is subsequently reduced or disallowed, the Sellers shall indemnify and hold Buyer harmless for any Taxes assessed against Buyer or a Centennial Entity by reason of the reduction or disallowance.

              9.1.5 Cooperation. Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns for a Centennial Entity, the filing and prosecution of any Tax claims and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

              9.1.6 Contests. Buyer and the Sellers agree to give prompt notice to each other of any proposed adjustment to Taxes for any periods of a Centennial Entity ending on or prior to the Closing Date or any Pre-Closing Partial Period. Buyer and the Sellers shall


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

cooperate with each other in the conduct of any audit or other proceeding involving a Centennial Entity for such periods and each party may participate at its own expense. Sellers shall have the right to control the conduct of any such audit or proceeding for which the Sellers agree that any resulting Tax allocable to any period prior to and including the Closing Date is set forth by the indemnity covered in Section 9.4 of this Agreement, (such audit or proceeding, a "Seller's Contest") provided that: (i) Sellers shall keep Buyer informed regarding the progress and substantive aspects of any Seller's Contest and (ii) Sellers shall not compromise or settle any Seller's Contest if such compromise or settlement would have the effect of (x) increasing any Tax liability of a Centennial Entity or (y) otherwise materially and adversely affect any item or Tax attribute of a Centennial Entity, in each case for any taxable period ending after the Closing Date, without obtaining Buyer's consent, which consent shall not be unreasonably withheld. If Sellers choose to direct a Seller's Contest, Buyer shall cause powers of attorney authorizing Seller Representative to represent a Centennial Entity before the relevant taxing authority and such other documents as are reasonably necessary for Seller Representative to control the conduct of any Sellers' Contest, consistent with the terms of this Section 9.1.6.

              9.1.7  Allocation of Taxes. For purposes of Section 2.17 and this
Article IX, in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be
(a) in the case of any Tax based upon or measured by income, and in the case of sale or use tax, the amount which would be payable if the taxable year ended as of the end of the Closing Date and (b) in the case of any other Tax, such as property or franchise or capital taxes, the amount of such tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

              9.1.8 Successors. For purposes of this Article IX, all references to Buyer, a Centennial Entity and the Sellers include successors.

       9.2 Treatment of Indemnity and Other Payments. All indemnity and other payments made under this Agreement shall be considered to be adjustments to the Purchase Price.

       9.3 Survival and Indemnification. The covenants and agreements of the parties contained in this Article IX and in Section 1.5.13 of this Agreement and the representations and warranties contained in Section 2.17 of this Agreement shall survive the Closing and shall remain in full force and effect until sixty
(60) days following the expiration of the applicable statutes of limitations with respect to any Taxes that would be indemnifiable under this Article IX. The procedures set forth in Article VIII of this Agreement shall apply to any claims made by the parties to this Agreement pursuant to this Article IX. Each of the Sellers agrees to indemnify, defend and save each Buyer Indemnitee, harmless from and against, and to promptly pay to a Buyer Indemnitee or reimburse a Buyer Indemnitee for, any and all Losses sustained or incurred by any Buyer Indemnitee relating to, resulting from, arising out of or by virtue of misrepresentation or breach of warranty in Section 2.17 of this Agreement or any covenant made by a Seller or Seller Representative in this Article IX or in Section 1.5.13 of this Agreement. Buyer agrees to indemnify, defend and save each Seller Indemnitee, harmless from and against, and to promptly pay to such Seller Indemnitee or reimburse such Seller Indemnitee for any and all Losses sustained or incurred by such Seller Indemnitee relating to, resulting from, arising out of or by virtue of any breach of covenant made by Buyer under this Article IX. Notwithstanding anything to the contrary in this Agreement, to the extent that the provisions contained in this Article IX conflict with any provision of Article VI of this Agreement, the provisions contained in this Article IX shall control. Notwithstanding anything herein to the contrary, the period of survival of claims arising from the covenant of each Seller under the Non-solicitation Agreement shall survive for a period of one year after the two-year term of the non-solicitation obligation contained therein.

       9.4 Taxes and Tax Return Defined. For purposes of this Agreement, "Tax" or "Taxes" means any federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority. For purposes of this Agreement, "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE X.
                               GENERAL PROVISIONS

       10.1 Brokerage. Each party represents and warrants to the other that no agent, broker, investment banker, or other person or firm acting on behalf of such party or any of its affiliates or under the authority of any of them, other than Michael Bergner of Bergner & Company, is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction. Buyer shall be responsible for all fees due and owing to Michael Bergner of Bergner & Company. Each party hereby agrees to indemnify, save harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorney's fees, arising out of any claim made by any broker, finder or other intermediary who claims to have dealt with such party in connection with the transaction which is the subject of this Agreement. The provisions of this Section 10.1 shall survive Closing hereunder.

       10.2 Expenses. Except as otherwise provided herein, all expenses involved in the preparation and consummation of this Agreement shall be borne by the party incurring the same whether or not the Transaction is consummated. All Commission filing fees for the Assignment Applications and all filing fees required to be paid under the HSR Act shall be shared equally by Buyer and Sellers. All recording costs for instruments of transfer, and all stamp, sales, use and transfer taxes shall be paid by Seller.

       10.3 Notices. All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given
(i) when delivered personally (which shall include delivery by Federal Express or other nationally recognized,


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

reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, (ii) three
(3) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as set forth below or (iii) if transmitted by facsimile, with a copy mailed on the same day in the manner provided in clause (ii), when receipt is confirmed by telephone.

                           (a)    If to Seller Representative:

                                  c/o Steven Watts
                                  3825 Forrestgate Drive, Suite 100
                                  Winston-Salem, N.C.  27103
                                  Telephone:  (336) 774-3190
                                  Fax:  (336) 774-3194

                                  or if to Sellers collectively or individually:

                                  Gordon Gray 1956 Living Trust
                                  Trust for the Benefit of Gordon Gray, Jr.
                                  620 Park Avenue #14
                                  New York, NY  10021
                                  Attn:  Gordon Gray, Individual Trustee
                                  Telephone:  (212) 772-0850

                                  Gordon Gray, Jr.
                                  620 Park Avenue #14
                                  New York, NY  10021
                                  Telephone:  (212) 772-0850

                                  Allen B. Shaw
                                  4550 Chinaberry Lane
                                  Winston-Salem, NC  27106
                                  Telephone:  (336) 922-5110

                                  Steven Watts
                                  141 Bay Hill Drive
                                  Advance, NC 27006
                                  Telephone:  (336) 940-2479


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

                                  in either case with a copy (which shall not constitute notice) to:

                                  Lesley G. Powell, Esq.
                                  Womble Carlyle Sandridge & Rice, PLLC
                                  3300 One First Union Center
                                  301 South College Street
                                  Charlotte, North Carolina  28202
                                  Telephone:  (704) 331-4978
                                  Fax:  (704) 338-7857

                           (b)    If to the Centennial Entities prior to
                                  Closing:

                                  Centennial Broadcasting Nevada, Inc.
                                  Centennial Broadcasting, LLC
                                  Centennial Broadcasting License, LLC
                                  c/o Centennial Broadcasting, LLC
                                  3825 Forrestgate Drive, Suite 100
                                  Winston-Salem, NC  27103
                                  Attention:  Steve Watts
                                  Telephone:  (336) 774-3190
                                  Fax:  (336) 774-3194

                           (c)    If to Buyer:

                                  Beasley FM Acquisition Corp.
                                  3033 Riviera Drive, Suite 200
                                  Naples, Florida 34103
                                  Attn:  Caroline Beasley
                                  Tel: (941) 263-5000
                                  Fax: (941) 434-8950

                                  with a copy (which shall not constitute
                                  notice) to

                                  Joseph D. Sullivan, Esq.
                                  Latham & Watkins
                                  1001 Pennsylvania Avenue, N.W.
                                  Suite 1300
                                  Washington, D.C. 20004
                                  Tel: (202) 637-2221
                                  Fax: (202) 637-2201
                                  (Counsel to Beasley FM Acquisition Corp.)

Any party may change its address for notices by notice to the others given pursuant to this Section.

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

       10.4 Attorneys' Fees. If either party initiates any litigation against the other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

       10.5 Survival of Representations, Warranties and Indemnification Rights. The several representations and warranties of the parties contained herein, and the parties respective indemnification rights pursuant to Section 6.1, shall survive the Closing for a period of eighteen (18) months, at which time the same shall expire (except for claims asserted during such eighteen-month period); provided, however, that the representations and warranties of Sellers and the Centennial Entities contained in Section 2.24 shall survive the Closing for a period of two (2) years; further provided, that representations and warranties with respect to taxes, ERISA, and environmental matters shall survive for the period of the applicable statute of limitations plus ninety (90) days and the representations and warranties with respect to title and authorization shall survive in perpetuity.

       10.6 Exclusive Dealings. For so long as this Agreement remains in effect, neither Sellers nor the Centennial Entities, their officers, directors, employees, nor any person acting on Seller's or the Centennial Entities' behalf, shall, directly or indirectly, solicit or initiate any offer from, or conduct any negotiations with, any person other than Buyer or Buyer's assignee(s) concerning the acquisition of the Stations or the Equity Interests.

       10.7 Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by any other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

       10.8 Assignment. No party may assign its rights or obligations hereunder without the prior written consent of the other parties except: (i) Buyer may assign all or a portion of its rights and obligations to a corporation, partnership or other business entity that controls, is controlled by, or is under common control with Buyer, including without limitation, the assignment of the Station Licenses and Station Applications to an affiliate (a "License Sub"), provided that any such assignment shall not release Buyer from any of its obligations under this Agreement and (ii) Buyer may make a collateral assignment of its rights under this Agreement to any lender that provides funds to Buyer for the acquisition of the Equity Interests or the acquisition or operation of the Stations. Sellers and the Centennial Entities agree to execute acknowledgments of any assignment(s) and collateral assignment(s) pursuant to this Section 9.8 in such forms as Buyer or Buyer's lender(s) may from time to time reasonably request. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assignees.

       10.9 Entire Agreement. This Agreement and the Exhibits and Schedules hereto (which are incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, supersede and terminate any prior agreements between the parties (written or oral). This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

       10.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on each such counterpart were on the same instrument.

       10.11 Construction. The Section headings of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

       10.12 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a material part of this Agreement.

       10.13 Severability. If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

       10.14 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law rules utilized in that jurisdiction.

       10.15 Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

       10.16 Knowledge. The terms "knowledge," "best knowledge," or similar terms when used with respect to an individual shall mean actual knowledge without independent inquiry of such individual, and when used with respect to any Centennial Entity shall mean actual knowledge, without independent inquiry, of Allen Shaw, Steve Watts, Gordon Gray, Jr., and the General Manager of each of the Stations.

       10.17 Appointment of Seller Representative. Within ten (10) days of the date of this Agreement, Sellers shall form a North Carolina limited liability company. The operating agreement for that limited liability company (a copy of which shall be provided to Buyer) shall provide that Steven Watts is the sole manager of that entity with the full power and authority to take all lawful actions on behalf of that entity. Within ten (10) days of the date of this Agreement, each Seller shall, in writing, irrevocably constitute and appoint that limited liability company as the true and lawful agent and attorney-in-fact (the "Seller Representative") of such Seller with full power of substitution to act in the name, place and stead of such Seller with respect to all actions or decisions hereunder. Sellers shall promptly provide Buyer a copy of such written appointment(s). Buyer, the other Buyer Indemnitees, and any other person may conclusively and absolutely rely, without inquiry, upon any action of Seller Representative as the action of each Seller, and upon any action of Steven Watts on behalf of Seller Representative as the authorized action of Seller Representative, in all matters related to this Agreement, and each such Seller confirms all that the Seller Representative shall do or cause to be done by virtue of its appointment as Seller Representative and all Steven Watts shall do as sole manager of Seller Representative. All actions by the Seller Representative are acknowledged by the parties hereto to be taken by it solely as agent and attorney-in-fact of each Seller. Each Seller covenants and agrees that he or it will not voluntarily revoke the power of attorney conferred upon Seller Representative. If any Seller dies or becomes incapacitated, disabled or incompetent and, as a result, the power of attorney conferred on Seller Representative is revoked by operation of law, it shall not be a breach under this Agreement if the heirs, beneficiaries, estate or other legal representative of such Seller confirms the appointment of Seller Representative as agent and attorney-in-fact for such party. If at any time Steven Watts dies or resigns from the position of sole manager of Seller Representative, the other Sellers shall designate Allen Shaw as the successor sole manager.

       10.18 Disclaimer. The parties acknowledge and agree that, notwithstanding any other provision of this Agreement, no representations or warranties are made by Sellers or the Centennial Entities with respect to the accuracy or validity of any budgets, forecasts or projections included in the Station Records, and that all of such budgets, forecasts and projections were prepared by the Centennial Entities for internal purposes only and without regard to the transactions contemplated by this Agreement or the possible use thereof or reliance thereon by Buyer or Beasley Broadcast Group, Inc.

       10.19 Company-Developed Software. The Sellers will give to Buyer at Closing a copy of the general ledger and budgeting software included in the Company-Developed Software; however, it is acknowledged and agreed that the Company-Developed Software is an Excluded Asset. The Company-Developed Software is designed to run in connection with other database software which is not proprietary to the Centennial Entities or to the Sellers, the rights to which cannot be conveyed or licensed by the Centennial Entities or by Sellers to the Buyer. Accordingly, Sellers and the Centennial Entities make no representations or warranties whatsoever with respect to the Company-Developed Software or its operations, and EXPRESSLY DISCLAIM ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY-DEVELOPED SOFTWARE, INCLUDING (WITHOUT LIMITATION) ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK;
                            SIGNATURE PAGES FOLLOW.]

       IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a respective duly authorized officer or representative as of the date first written above.

                                  BUYER:
                                  -----

                                  BEASLEY FM ACQUISITION CORP.


                                  By: /s/ Caroline Beasley
                                      --------------------------------------
                                      Name:   Caroline Beasley
                                      Title:  Secretary

                                  SELLERS:
                                  -------

                                  /s/ Steven Watts
                                  ------------------------------------------
                                  STEVEN WATTS


                                  /s/ Allen Shaw
                                  ------------------------------------------
                                  ALLEN SHAW


                                  /s/ Gordon Gray, Jr.
                                  ------------------------------------------
                                  GORDON GRAY, JR.


                                  GORDON GRAY 1956 LIVING TRUST f/b/o
                                  GORDON GRAY, JR.


                                  By: /s/ Gordon Gray, Jr.
                                  ------------------------------------------
                                      Name:   Gordon Gray, Jr.
                                      Title:  Individual Trustee

                       [SIGNATURES CONTINUE ON NEXT PAGE]

                           [SIGNATURE PAGE CONTINUED]

                                  CENTENNIAL BROADCASTING NEVADA, INC.

                                  By: /s/ Allen Shaw
                                      --------------------------------------
                                      Name:   Allen Shaw
                                      Title:  President and CEO

                                  CENTENNIAL BROADCASTING, LLC

                                  By: /s/ Allen Shaw
                                      ---------------------------------------
                                      Name:   Allen Shaw
                                      Title:  Member

                                  CENTENNIAL BROADCASTING LICENSE, LLC

                                  By: Centennial Broadcasting, LLC
                                      Its Member

                                      By:/s/ Allen Shaw
                                         ------------------------------------
                                      Name:   Allen Shaw
                                      Title:  Member

                       EQUITY INTEREST PURCHASE AGREEMENT

                                  BY AND AMONG

                          BEASLEY FM ACQUISITION CORP.

                                      BUYER

                                       AND

                                   ALLEN SHAW

                                  STEVEN WATTS,

                                GORDON GRAY, JR.

                                       AND

                          GORDON GRAY 1956 LIVING TRUST

                                     SELLERS

                                       AND

                      CENTENNIAL BROADCASTING NEVADA, INC.

                      CENTENNIAL BROADCASTING LICENSE, LLC,

                                       AND

                          CENTENNIAL BROADCASTING, LLC






                            DATED AS OF JUNE 2, 2000

                                TABLE OF CONTENTS

                                                                                                                         PAGE
                                                                                                                         ----
ARTICLE I. PURCHASE AND SALE OF EQUITY INTERESTS........................................................................   2

            1.1         Purchase and Sale of Equity Interests; Preliminary Transactions.................................   2
            1.2         Assets..........................................................................................   3
            1.3         Excluded Assets.................................................................................   6
            1.4         Assumed Liabilities.............................................................................   7
            1.5         Retained Liabilities............................................................................   8
            1.6         Purchase Price.................................................................................   10
            1.7         Closing........................................................................................   11
            1.8         Purchase Price Adjustments.....................................................................   18
            1.9         Allocation.....................................................................................   26

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLERS  AND THE
            CENTENNIAL ENTITIES........................................................................................   26

            2.1         Organization...................................................................................   27
            2.2         Capital Stock of Centennial Nevada.............................................................   28
            2.3         Membership Interests of Centennial Broadcasting................................................   29
            2.4         Membership Interests of Centennial License.....................................................   31
            2.5         Subsidiaries...................................................................................   32
            2.6         Due Authorization..............................................................................   33
            2.7         No Breach......................................................................................   35
            2.8         Station Licenses...............................................................................   36
            2.9         Station Applications...........................................................................   38
            2.10        Title to Assets................................................................................   38
            2.11        Condition of Equipment.........................................................................   38
            2.12        Condition of Real Property.....................................................................   39
            2.13        Contracts......................................................................................   42
            2.14        Employees......................................................................................   44
            2.15        Employee Benefit Plans.........................................................................   45
            2.16        Litigation.....................................................................................   47
            2.17        Taxes..........................................................................................   48
            2.18        Compliance With Laws...........................................................................   51
            2.19        Insolvency Proceedings.........................................................................   53
            2.20        Citizenship....................................................................................   54
            2.21        Patents, Trademarks, Copyrights................................................................   54
            2.22        Financial Statements...........................................................................   56
            2.23        Absence of Changes or Events...................................................................   57
            2.24        Undisclosed Liabilities........................................................................   59
            2.25        Sufficiency of Assets..........................................................................   59
            2.26        No Misleading Statements.......................................................................   59
            2.27        Securities Matters.............................................................................   60
            2.28        Transactions with Affiliates...................................................................   62

            2.29        Insurance......................................................................................   62
            2.30        Environmental Matters..........................................................................   62

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER...................................................................   65

            3.1         Organization...................................................................................   65
            3.2         Authorization..................................................................................   65
            3.3         No Breach......................................................................................   66
            3.4         Investment Intent..............................................................................   67
            3.5         Qualification as Broadcast Licensee............................................................   67
            3.6         Capitalization; BBGI Class A Common Stock......................................................   68
            3.7         Securities Filings.............................................................................   69
            3.8         Nasdaq National Market Listing.................................................................   69
            3.9         Financial Statements...........................................................................   70
            3.10        Form S-3 Eligibility...........................................................................   70
            3.11        Rule 144 Eligibility...........................................................................   70
            3.12        Compliance with Laws...........................................................................   71
            3.13        No Misleading Statements.......................................................................   71

ARTICLE IV.............................................................................................................   71

ARTICLE IV. PRE-CLOSING OBLIGATIONS....................................................................................   71

            4.1         Application for Commission Consent.............................................................   71
            4.2         Hart-Scott-Rodino Act..........................................................................   72
            4.3         Other Governmental Consents....................................................................   72
            4.4         Financial Information..........................................................................   73
            4.5         Third Party Consents...........................................................................   74
            4.6         Environmental Site Assessment..................................................................   74
            4.7         Title Insurance................................................................................   75
            4.8         Confidentiality................................................................................   76
            4.9         Access.........................................................................................   76
            4.10        Employee Matters...............................................................................   77
            4.11        Operations Prior to Closing....................................................................   78
            4.12        Resignations of Directors and Officers.........................................................   84
            4.13        Adverse Developments...........................................................................   84
            4.14        Administrative Violations......................................................................   84
            4.15        Bulk Sales Act.................................................................................   85
            4.16        Control of Stations............................................................................   85
            4.17        Removal of Financing Obligations...............................................................   86
            4.18        Buyer's Financing:  Other Documents and Acts...................................................   86
            4.19        KSTJ(FM) Technical Facility Upgrades...........................................................   86
            4.20        Public Announcements...........................................................................   87
            4.21        Instructions for Certain Payments to Third Parties.............................................   88
            4.22        Additional Covenant............................................................................   88
            4.23        Copies of FCC Applications.....................................................................   89

ARTICLE V. CONDITIONS PRECEDENT.......................................................................................   90

            5.1         Mutual Conditions.............................................................................   90
            5.2         Conditions to Buyer's Obligation..............................................................   91
            5.3         Conditions to Sellers' and the Centennial Entities' Obligation................................   95

ARTICLE VI. POST-CLOSING OBLIGATIONS..................................................................................   97

            6.1         Indemnification...............................................................................   97
            6.2         Post-Closing Access...........................................................................  105
            6.3         Future Financings.............................................................................  105
            6.4         Centennial Entities Name Change...............................................................  107

ARTICLE VII. DEFAULT AND TERMINATION..................................................................................  107

            7.1         Termination by Sellers or the Centennial Entities.............................................  107
            7.2         Termination by Buyer..........................................................................  108
            7.3         Designation for Hearing.......................................................................  109
            7.4         Damage........................................................................................  110
            7.5         Legal Actions.................................................................................  113
            7.6         Effect on Obligations.........................................................................  113

ARTICLE VIII. REMEDIES................................................................................................  114

            8.1         Letter of Credit..............................................................................  114
            8.2         Sellers' Remedies.............................................................................  115
            8.3         Buyer's Remedies..............................................................................  115

ARTICLE IX. TAX MATTERS...............................................................................................  116

            9.1         Taxes.........................................................................................  116
            9.2         Treatment of Indemnity and Other Payments.....................................................  121
            9.3         Survival and Indemnification..................................................................  121
            9.4         Taxes and Tax Return Defined..................................................................  121

ARTICLE X. GENERAL PROVISIONS.........................................................................................  123

            10.1        Brokerage.....................................................................................  123
            10.2        Expenses......................................................................................  123
            10.3        Notices.......................................................................................  124
            10.4        Attorneys' Fees...............................................................................  128
            10.5        Survival of Representations, Warranties and...................................................  128
            10.5        Indemnification Rights........................................................................  129
            10.6        Exclusive Dealings............................................................................  129
            10.7        Waiver........................................................................................  129
            10.8        Assignment....................................................................................  130
            10.9        Entire Agreement..............................................................................  131
            10.10       Counterparts..................................................................................  131
            10.11       Construction..................................................................................  131
            10.12       Schedules and Exhibits........................................................................  132
            10.13       Severability..................................................................................  132
            10.14       Choice of Law.................................................................................  132

            10.15       Counsel.......................................................................................  132
            10.16       Knowledge.....................................................................................  133
            10.17       Appointment of Seller Representative..........................................................  133
            10.18       Disclaimer....................................................................................  134
            10.19       Company-Developed Software....................................................................  135

                                  DEFINED TERMS

                        As used herein, the following terms shall have the meanings defined in the introduction, background or section indicated below:

Accounts Receivable                                                Section 1.8.1(a)
Actual value                                                       Section 1.8.1(c)
Adjustment Period                                                  Section 1.8.2(b)
Administrative Violation                                           Section 4.14
Agreement                                                          Introduction
Ancillary Agreements                                               Section 2.6.1
Annual Report                                                      Section 3.7
Applicable Rate                                                    Section 1.8.1(d)
Assets                                                             Section 1.2
Assumed Liabilities                                                Section 1.4
Auditor                                                            Section 1.8.1(c)
Base Price                                                         Section 1.6
BBGI                                                               Section 3.6
BBGI Class A Common Stock                                          Section 1.6
Buyer                                                              Introduction
Buyer Ancillary Agreements                                         Section 3.2
Buyer Indemnitees                                                  Section 6.1.1
Calculated Value                                                   Section 1.8.2(b)
Cash Payment Adjustment Amount                                     Section 1.8.2
Centennial Broadcasting                                            Introduction
Centennial Entities                                                Introduction
Centennial License                                                 Introduction
Centennial Nevada                                                  Introduction
Closing                                                            Section 1.7.1
Closing Balance Sheet                                              Section 1.8.1(b)
Closing Date                                                       Section 1.7.1
Code                                                               Section 2.15
Commission                                                         Background
Contracts                                                          Section 1.2.3
Credit Agreement                                                   Section 3.3
Deficit Amount                                                     Section 1.8.1(d)
Determination Date                                                 Section 1.8.1(c)
Employee Plan                                                      Section 2.15
Environmental Assessment                                           Section 4.6
Environmental Statutes                                             Section 2.30.2
Equity Interests                                                   Background
ERISA                                                              Section 2.15
ERISA Affiliate                                                    Section 2.15
Escrow Agent                                                       Section 8.1

Escrow Agreement                                                   Section 8.1
Estimated Net Working Capital Amount                               Section 1.8.1(a)
Estoppel Certificates                                              Section 5.2.10
Exchange Act Reports                                               Section 3.7
Excluded Assets                                                    Section 1.3
FAA                                                                Section 2.18.5
FCC                                                                Background
FCC Consent                                                        Section 5.1.1
Final Net Working Capital Amount                                   Section 1.8.1(b)
Final Order                                                        Section 5.2.8
Financial Statements                                               Section 2.22
Financing Obligations                                              Section 4.11.8(e)
GAAP                                                               Section 1.8.1(a)
Gordon Gray Trust                                                  Introduction
Hazardous Substance                                                Section 2.30.2
High value                                                         Section 1.8.1(c)
Highest closing share price                                        Section 1.8.2(b)
HSR Act                                                            Section 4.2
Increase Amount                                                    Section 1.8.1(d)
Indemnified Party                                                  Section 6.1.3
Indemnitor                                                         Section 6.1.3
Intangible Property                                                Section 1.2.5
IRS                                                                Section 2.15
KSTJ Signal Upgrade                                                Section 1.8.3
KSTJ Upgrade Order                                                 Section 1.8.3
Lease Agreements                                                   Section 2.12.3
Leased Real Property                                               Section 2.12.1
Letter of Credit                                                   Section 8.1
License Sub                                                        Section 10.8
Liens                                                              Section 1.1.1
Losses                                                             Section 6.1.1
Low value                                                          Section 1.8.1.(c)
Material Contracts                                                 Section 4.5
Net Working Capital Amount                                         Section 1.8.1(a)
Non-solicitation Agreements                                        Section 1.7.2(g)
Owned Real Property                                                Section 2.12.1
Pre-Closing Partial Period                                         Section 9.1.1
Preliminary Transfers                                              Section 1.1.2
Promotional Rights                                                 Section 2.21
Public Filings                                                     Section 6.3
Purchase Price                                                     Section 1.6
Purchased Membership Interests                                     Background
Real Property                                                      Section 1.2.4
Registration Rights Agreement                                      Section 3.2

Required Consent                                                   Section 5.2.7
Retained Liabilities                                               Section 1.5
S Corporation                                                      Section 2.17.10
S Corporation State                                                Section 2.17.10
Seller Indemnitees                                                 Section 6.1.2
Seller Representative                                              Section 10.17
Sellers                                                            Background
Senior Lenders                                                     Section 3.3
Shares                                                             Background
Specified Event                                                    Section 7.4.2
Station Applications                                               Section 1.2.1
Station Employees                                                  Section 4.10.2
Station Equipment                                                  Section 1.2.2
Station Licenses                                                   Section 1.2.1
Station Records                                                    Section 1.2.6
Stations                                                           Background
Subsidiary                                                         Section 2.5.1
Tax                                                                Section 9.4
Tax Return                                                         Section 9.4
Taxes                                                              Section 9.4
Technical Facility Expenses                                        Section 1.8.3(b)
Technical Facility Upgrades                                        Section 1.8.3
Terminated Employees                                               Section 4.10.2
Threshold Amount                                                   Section 6.1.5
Title Commitment                                                   Section 4.7
Trade Agreements                                                   Section 1.8.1(a)
Trade Balance                                                      Section 1.8.1(a)
Transaction                                                        Background
Transfer Applications                                              Section 4.1
Upset Date                                                         Section 1.7.1

                         TABLE OF SCHEDULES AND EXHIBITS

SCHEDULE                                         TITLE
--------                                         -----
Schedule 1.2.1                                   Licenses
Schedule 1.2.2                                   Personal Property
Schedule 1.2.3                                   Contracts and Leases
Schedule 1.2.4                                   Real Property
Schedule 1.2.5                                   Intellectual Property
Schedule 1.3.7                                   Centennial Logo
Schedule 1.5.11                                  Third Party Payments
Schedule 1.8.3                                   KSTJ Upgrade Adjustment
Schedule 2.1                                     Organization of Centennial Entities
Schedule 2.3                                     Interest in Centennial Entities
Schedule 2.5.2                                   Subsidiaries
Schedule 2.10                                    Liens
Schedule 2.14                                    Employees
Schedule 2.15                                    Benefit Plans
Schedule 2.16                                    Litigation
Schedule 2.21                                    Promotional Rights Infringements
Schedule 2.22                                    Financial Statements
Schedule 2.23                                    Absence of Change
Schedule 2.29                                    Insurance
Schedule 2.30.1                                  Environmental
Schedule 2.30.2                                  Hazardous Substances
Schedule 2.30.3                                  Hazardous or Toxic Materials
Schedule 2.30.4                                  Environmental Statutes Authorizations

EXHIBIT                                          TITLE
-------                                          -----
A                                                Membership Interest Assignment Agreement
[B                                               Intentionally Omitted]
C                                                Non-solicitation Agreement
D                                                Allen Shaw Employment Agreement
E                                                Indemnification Escrow Agreement
F                                                Registration Rights Agreement
[G                                               Intentionally Omitted]
H                                                Estoppel Certificate
I                                                Escrow Agreement
J                                                Engineering Exhibit
K                                                Letter of Credit